                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant                                                      [X]

Filed by a party other than the Registrant                                   [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 PSB GROUP, INC.
                (Name of Registrant as Specified in Its Charter)

                     _______________________________________
                   (Name of Person(s) Filing Proxy Statement,
                            if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: Common Stock

     (2)  Aggregate number of securities to which transaction applies: 148,119

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $21.00, which is the per share price to be paid in the transaction subject to this Schedule 14A filing

     (4)  Proposed maximum aggregate value of transaction: $3,110,488

     (5)  Total fee paid: $95.50

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.

     Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: ______________________________________________

     (2)  Form, Schedule or Registration Statement: ____________________________

     (3)  Filing Party: ________________________________________________________

     (4)  Date Filed: __________________________________________________________

                                                              PRELIMINARY COPIES

                                 PSB GROUP, INC.
                             1800 East 12 Mile Road
                         Madison Heights, Michigan 48071

                                  _______, 2007

Dear shareholder:

          You are cordially invited to attend a special meeting of shareholders, which will be held at ________, on ______ _____, 2007 at Peoples State Bank's Main Office at 1800 East 12 Mile Road, Madison Heights, Michigan 48071. I hope that you will be able to attend the meeting, and I look forward to seeing you.

          At the special meeting, you will be asked to vote on a proposed transaction that will result in termination of the registration of the PSB common stock under federal securities laws and thereby eliminate the significant expense required to comply with reporting requirements under those laws. Our costs associated with the routine SEC filing and reporting requirements are estimated at approximately $147,500 or approximately 0.8% of our overhead expense for our 2006 reporting year and 2007 annual meeting (the "2007 reporting cycle"). We believe that the costs incurred over the 2007 reporting cycle are a conservative estimate for the recurring annual cost savings that should result from the going private transaction and subsequent termination of our SEC registration.

          Referred to as "going private," the proposed transaction will reduce the number of shareholders to fewer than 300 persons, as required for termination of the registration. The reduction in the number of shareholders is accomplished by a merger of a newly-formed, wholly-owned subsidiary of PSB ("Merger Co."), with and into PSB on terms set forth in the merger agreement, a copy of which is attached as Appendix A to the enclosed proxy statement.

          Under the terms of the merger, (i) each share of common stock owned of record at the close of business on the date of the special meeting of shareholders, by a holder of fewer than 1,380 shares will be converted into the right to receive, from PSB, $21.00 in cash per share, and (ii) each share of common stock owned of record at the close of business on the special meeting date, by a holder of 1,380 or more shares will remain as outstanding PSB common stock after the merger. We anticipate that the effect of the purchase from holders of less than 1,380 shares will be a reduction in the total number of shareholders from approximately 518 to approximately 229 as required for termination of registration, while the number of shares outstanding is expected to be reduced by approximately 5% (to 2,925,683 shares outstanding from the current 3,073,802 shares outstanding.)

          The PSB board of directors has approved the "going private" transaction as in the best interest of all PSB shareholders and recommends that you vote in favor of the proposed transaction. The attached notice of special meeting and proxy statement describe the transaction and provide specific information concerning the special meeting. The "going private" transaction is important for PSB and its shareholders but will only be approved upon the affirmative vote of a majority of the number of shares entitled to vote at the special meeting.

          The board of directors has established ___________, 2007 as the record date for determining shareholders who are entitled to notice of the special meeting and to vote at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by ____________, 2007. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

                                        Sincerely,


                                        ----------------------------------------
                                        Michael J. Tierney
                                        President & CEO

                                                              PRELIMINARY COPIES

                                 PSB GROUP, INC.
                             1800 East 12 Mile Road
                         Madison Heights, Michigan 48071

                  NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD ________, 2007

          A special meeting of shareholders of PSB Group, Inc. will be held at ___________ [a.m./p.m.] on ______ _____, 2007, at Peoples State Bank's Main
Office at 1800 East 12 Mile Road, Madison Heights, Michigan 48071, for the following purposes:

          (1) To consider and act upon a proposal to approve the merger of Merger Co., a wholly-owned subsidiary of PSB, with and into PSB as contemplated by the merger agreement attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the merger agreement, (a) each share of PSB common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of fewer than 1,380 shares of common stock, will be converted into, and will represent the right to receive from PSB $21.00 cash per share; and (b) each share of PSB common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of 1,380 or more shares of common stock will continue to represent one share of PSB common stock after the merger.

          (2) To transact any other business as may properly come before the meeting or any adjournments of the meeting.

          The board of directors unanimously recommends that you vote FOR the approval of the proposal. Under applicable Michigan laws, PSB's shareholders do not have dissenters' rights in connection with the merger.

          The board of directors has set the close of business on ________ 2007, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

          We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you please mark, date, sign, and return the enclosed form of proxy as soon as possible. Promptly returning your form of proxy will help ensure the greatest number of shareholders are present whether in person or by proxy.

          If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

                                        By Order of the Board of Directors,


                                        ----------------------------------------
                                        David A. Wilson
                                        Secretary
____________, 2007

                                                              PRELIMINARY COPIES

                                 PSB GROUP, INC.
                             1800 East 12 Mile Road
                         Madison Heights, Michigan 48071

                                 PROXY STATEMENT
                       For Special Meeting of shareholders
                          To Be Held on ________, 2007

          The board of directors of PSB provides this proxy statement to you to solicit your vote on the approval of the Agreement and Plan of Merger, dated as of May 23, 2007, by and between PSB and Merger Co., a newly-formed subsidiary of PSB organized for the sole purpose of facilitating this proposed transaction. Pursuant to the merger agreement, Merger Co., will merge with and into PSB, with PSB continuing as the surviving corporation after the merger. If PSB's shareholders approve the merger agreement, each shareholder:

     - holding fewer than 1,380 shares of PSB common stock at the time of the merger will receive $21.00 cash, without interest, per share from PSB; or

     - holding 1,380 or more shares at the time of the merger will continue to hold the same number of shares after the merger and will not receive any cash payment from PSB.

          After the merger, PSB anticipates it will have approximately 229 shareholders of record. As a result, PSB will no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to public companies.

          The merger cannot occur unless the holders of a majority of the shares of PSB common stock entitled to vote at the special meeting of shareholders approve the merger agreement. The board of directors has scheduled a special meeting of shareholders to vote on the merger as follows:

                                 [Date and Time]
                        Peoples State Bank's Main Office
                             1800 East 12 Mile Road
                         Madison Heights, Michigan 48071

          This document provides you with detailed information about the proposed merger. Please see "Where You Can Find More Information" on page _______ for additional information about PSB on file with the Securities and Exchange Commission.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE PROPOSED TRANSACTION OR DETERMINED IF THIS PROXY STATEMENT IS TRUTHFUL OR COMPLETE. THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THE PROPOSED TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. IT IS A CRIMINAL OFFENSE FOR ANY PERSON TO TELL YOU OTHERWISE.

          The date of this proxy statement is ______________, 2007. We first mailed this proxy statement to the shareholders of PSB on or about that date.

                                IMPORTANT NOTICES

          PSB common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

          We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when shares of PSB common stock are converted.

          We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

          PSB makes forward-looking statements in this proxy statement that are subject to risk and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of PSB after the merger is effected. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements that are subject to risk and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

          (1) changes in economic conditions, both nationally and in our primary market area;

          (2) changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

          (3) the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

          (4) the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

          (5) the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

          The words "we," "our," and "us," as used in this proxy statement, refer to PSB and its wholly owned subsidiaries, collectively, unless the context indicates otherwise.

                                TABLE OF CONTENTS

SUMMARY....................................................................................................      7
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER.............................................      9
SPECIAL FACTORS............................................................................................     11
Background of the Merger Proposal..........................................................................     11
Purposes of and Reasons for the Merger Proposal............................................................     14
Structure of the Merger....................................................................................     15
Determination of the Terms of the Merger...................................................................     16
Financial Fairness.........................................................................................     17
Recommendation of our Board of Directors...................................................................     26
Purposes and Reasons of Merger Co., Inc. for the Merger Proposal...........................................     28
Position of Merger Co., Inc. as to the Fairness of the Merger..............................................     28
Interests of Certain Persons in the Merger.................................................................     28
Certain Consequences of the Merger; Benefits and Detriments to Affiliated and Unaffiliated Shareholders....     29
Operations of PSB and the Bank Following the Merger........................................................     29
Financing of the Merger....................................................................................     30
Source of Funds and Expenses...............................................................................     30
Certain Terms of the Merger................................................................................     30
Effective Time of the Merger...............................................................................     30
Conversion and Exchange of Stock Certificates..............................................................     30
Conditions to Consummation of the Merger...................................................................     31
Amendment or Termination of the Merger Agreement...........................................................     31
Regulatory Requirements....................................................................................     31
Rights of Dissenting Shareholders, Access to Corporate Files, Appraisal Services...........................     31
Accounting Treatment.......................................................................................     32
Material U.S. Federal Income Tax Consequences of the Merger................................................     32
Pro Forma Effect of the Merger.............................................................................     33
Termination of Securities Exchange Act Registration........................................................     34
INFORMATION REGARDING THE SPECIAL MEETING OF SHAREHOLDERS..................................................     35
Time and Place of Meeting..................................................................................     35
Record Date and Mailing Date...............................................................................     35
Number of Shares Outstanding...............................................................................     35
Purpose of Special Meeting.................................................................................     35
Voting at the Special Meeting..............................................................................     35
Dissenters' Rights.........................................................................................     35
Procedures for Voting by Proxy.............................................................................     35
Requirements for Shareholder Approval......................................................................     36
Solicitation of Proxies....................................................................................     36
INFORMATION ABOUT PSB AND ITS AFFILIATES...................................................................     36
General....................................................................................................     36
Directors and Executive Officers of PSB Group, Inc.........................................................     37
Voting Securities and Principal Holders Thereof............................................................     39
Recent Affiliate Transactions in PSB Stock.................................................................     41
Stock Repurchases by PSB Group, Inc........................................................................     41
Market for Common Stock and Dividend Information...........................................................     41
Description of Common Stock................................................................................     42
Dividend Policy............................................................................................     42
SELECTED HISTORICAL FINANCIAL DATA.........................................................................     43
FUTURE SHAREHOLDER PROPOSALS...............................................................................     49
WHERE YOU CAN FIND MORE INFORMATION........................................................................     49
DOCUMENTS INCORPORATED BY REFERENCE........................................................................     49
APPENDIX A.................................................................................................    A-1
APPENDIX B.................................................................................................    B-1

                                     SUMMARY

          This summary, together with the following Question and Answers section highlights the material information included in this proxy statement. This summary may not contain all of the information that is important to you. To understand the merger proposal fully, and for a more complete description of the legal terms of the merger proposal, you should read carefully this entire document and the other documents referenced in this document. The actual terms of the merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement.

     - The merger would result in a reduction in the number of PSB shareholders. This reduction is expected to permit PSB to terminate the registration of its securities under the Securities Exchange Act of 1934. (See page ___.)

     - The merger would be effective when the certificate of merger is filed with the Department of Labor & Economic Growth of the State of Michigan, or as otherwise specified on the certificate of merger. PSB intends to file the certificate of merger promptly following shareholder approval of the merger proposal. (See page ___.)

     - Each holder of record of 1,380 or more shares of PSB common stock immediately prior to the effective time of the merger will continue to be a holder of the same number of shares he or she owned prior to the effective time. (See page ___.)

     - Continuing PSB shareholders following the effective time of the merger will not be entitled to any cash payment for their shares of common stock as a result of the merger. (See page ___.)

     - Each holder of record of fewer than 1,380 shares of common stock immediately prior to the effective time of the merger will be entitled to receive only cash, without interest, in the amount of $21.00 for each share of common stock held immediately prior to the effective time. (See page ___.)

     - Following the effective time of the merger, shareholders who are entitled to be paid cash for their shares will no longer be shareholders of PSB. (See page ___.)

     - At the special meeting, holders of common stock will be asked to approve the merger transaction. Each share of common stock is entitled to one vote. Under Michigan law, the merger must be approved by a majority of the shares of PSB common stock entitled to vote. (See page ___.)

     - On the record date, there were approximately 3,073,802 shares of common stock issued and outstanding. Of those shares, approximately 143,075 shares are owned, directly or indirectly, by directors and executive officers (approximately 5% of the outstanding shares). We have been informed that all of PSB's directors and executive officers intend to vote in favor of the merger proposal. Therefore, the affirmative vote of 1,393,827 shares (approximately 45% of the outstanding shares) of unaffiliated shareholders is necessary to ensure the approval of the merger. (See page ___.)

     - The applicable Michigan laws do not entitle shareholders of PSB to elect dissenters' rights in connection with the merger. (See page ___.)

     - Shares held in "street name" accounts with brokerage firms, banks and other investment institutions at the effective time of the merger may remain outstanding after the merger. Shareholders who own fewer than 1,380 shares in a "street name" account with a broker, bank or other investment institution will not be cashed out as a result of the merger if the investment institution holds of record 1,380 or more shares immediately prior to the effective time of the merger. If you are a security holder who holds your shares in street name and hold fewer than 1,380 shares you will be unable to predict whether you will be cashed out in the merger unless you promptly take action to become a record holder on PSB's shareholder list, rather than a holder in street name. Re-registration of shares can take a week or more to become effective so please do not delay if you wish to ensure that you are the record holder at the time of the merger. (See page ___.)

     - The merger agreement and the transactions contemplated by the merger agreement are subject to a number of conditions, including approval of the merger by our shareholders. (See page ___.)

     - As a result of the merger, PSB anticipates that it will be able to terminate the registration of its securities under the Securities Exchange Act of 1934. This means PSB would no longer publicly file financial information nor incur the burdens, risks and expense associated with being subject to this act. (See page ___.)

     - Following the completion of the merger, PSB's common stock would no longer be registered with the SEC and, as a result, the public would have access to less information about PSB. For example, while PSB intends to prepare and distribute to remaining shareholders on an annual basis, an annual report containing audited financial statements along with a less detailed proxy statement, PSB will not prepare and make available the following reports which it currently files with the
          SEC:

               -    Annual Report on Form 10-K;

               -    Quarterly Reports on Form 10-Q;

               -    Current Reports on Form 8-K;

               - Forms 3, 4, and 5 required of executive officers and directors under Section 16 of the Securities Exchange Act; and

               - Detailed proxy statement as required by Regulation 14A under the Securities Exchange Act of 1934, as amended.

          In addition, the merger will result in there being less liquidity in PSB's common stock and may negatively affect the goodwill of some customers of PSB's subsidiary bank. (See pages ___.)

     - PSB's directors and officers have, or may appear to have, a conflict of interest in voting for and recommending the approval of the merger. As a result of the merger, directors and officers' beneficial ownership of PSB stock, as a group, are expected to increase from approximately 5.65% to 5.88%. (See page ___.)

     - The merger is expected to be taxable to those shareholders who receive cash in exchange for their securities. These holders are expected to recognize gain or loss for federal, and possibly state and local, income tax purposes when they receive cash for their securities. They will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in the securities. SHAREHOLDERS SHOULD CONSULT THEIR PERSONAL TAX ADVISORS FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES. (See page ___.)

     - PSB's financial advisor, Donnelly Penman & Partners, has given the Board of Directors a written opinion that the cash consideration to be paid to shareholders who receive cash is fair from a financial point of view. (See page ___.) A copy of this opinion is attached to this proxy statement as Appendix B.

     - THE BOARD OF DIRECTORS HAS DETERMINED THAT THE PROPOSED MERGER IS SUBSTANTIVELY AND PROCEDURALLY FAIR TO ALL UNAFFILIATED SHAREHOLDERS OF PSB, INCLUDING THOSE BEING CASHED OUT IN THE MERGER, AS WELL AS THOSE REMAINING UNAFFILIATED SHAREHOLDERS. THE BOARD HAS ALSO DETERMINED THAT THE PRICE OF $21.00 PER SHARE TO BE PAID TO THOSE HOLDERS RECEIVING CASH FOR THEIR SHARES IS A FAIR PRICE. APPLICABLE SEC RULES REQUIRE THAT IN ADDITION TO PSB ITSELF, MERGER CO. MUST EXPRESS ITS BELIEF AS TO THE SUBSTANTIVE AND PROCEDURAL FAIRNESS OF THE MERGER TO EACH GROUP OF UNAFFILIATED SHAREHOLDERS. MERGER CO. HAS DETERMINED THAT THE MERGER IS SUBSTANTIVELY AND PROCEDURALLY FAIR TO THE UNAFFILIATED SHAREHOLDERS OF PSB THAT ARE CASHED-OUT IN THE MERGER, AS WELL AS THOSE REMAINING UNAFFILIATED SHAREHOLDERS OF PSB. (SEE PAGES ___ AND __.)

     - THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE AGREEMENT AND PLAN OF MERGER PROPOSAL.

         QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

          The following questions and answers are intended to briefly address commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement.

WHEN AND WHERE IS THE SPECIAL MEETING?

          The meeting will be held on __________, 2007, at _____ [a.m./p.m.], local time, at Peoples State Bank's Main Office, located at 1800 East 12 Mile Road, Madison Heights, Michigan 48071.

HOW MANY VOTES DO I HAVE?

          You will have one vote for every share of common stock you owned on _____________, 2007, the record date.

HOW MANY VOTES CAN BE CAST BY ALL SHAREHOLDERS?

          As of _____________, 2007 (the record date), 3,073,802 shares of common stock were issued and outstanding and held of record by approximately 518 shareholders.

CAN I CHANGE MY VOTE?

          Yes, just send in a new proxy with a later date, or send a written notice of revocation to the corporate secretary at the address on the cover of this proxy statement. If you attend the special meeting and want to vote in person, you can deliver a written revocation of your proxy to the secretary at the meeting.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

          Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

WHY SHOULD I VOTE TO APPROVE THE PLAN OF MERGER?

          The board of directors believes that the merger is in the best interests of all PSB shareholders. The merger will reduce the number of holders of shares of common stock to below 300 persons, which will then allow termination of the registration of the common stock under the Securities Exchange Act of 1934, as amended (the "1934 Act"). The board believes that the monetary expense and the burden to management incident to continued compliance with the 1934 Act significantly outweigh any material benefits derived from continued registration of the shares.

          The merger will also serve as a source of liquidity for those shareholders who receive cash for their shares. The board recognizes that there is no active trading market for the common stock and no market is expected to develop upon consummation of the merger. The board believes that the merger provides a means for those shareholders with a limited number of shares to receive cash for their shares at a fair price and without out-of-pocket costs.

HOW WILL THE MERGER AFFECT THE DAY-TO-DAY OPERATIONS?

          The merger will have very little effect on PSB or its subsidiary bank's operations. The bank will continue to conduct its existing operations in the same manner as now conducted. The articles of incorporation and by-laws of PSB and the bank will remain in effect and unchanged by the merger. The deposits of the bank will continue to be insured by the FDIC. After the merger is completed, the current officers and directors of the bank will continue to hold the positions each now holds with the bank, and the bank will continue to be regulated by the same agencies as before the merger.

HOW WAS THE CASH PRICE FOR SHARES OF THE COMMON STOCK DETERMINED?

          The board of directors retained Donnelly Penman & Partners, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to assist the board in determining a fair price for the shares of common stock to be purchased by PSB in the merger transaction. Donnelly Penman & Partners delivered a valuation report to the board valuing a share of the common stock at $21.00 per share. The board of directors considered the independent valuation and other factors and determined that the cash consideration under the merger agreement should be $21.00 per share. Subsequently, Donnelly Penman & Partners issued an opinion to the board of directors that the cash consideration to be paid to shareholders receiving cash in the merger was fair, from a financial point of view, to the shareholders. A copy of the fairness opinion of Donnelly Penman & Partners is attached as Appendix B to this proxy statement for your review.

MAY I OBTAIN A COPY OF DONNELLY PENMAN & PARTNERS' VALUATION REPORT?

          In connection with Donnelly Penman & Partners' fairness opinion, Donnelly Penman & Partners has prepared and delivered to PSB a valuation report that details the valuation principles and methodologies used to determine the fairness of the proposed transaction. You or your representative (designated in writing) may inspect and copy the valuation report at PSB's main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative.

          The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including PSB, who file electronically with the SEC. The address of that site is http://www.sec.gov. PSB has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the
Schedule 13E-3. A copy of the valuation report is attached as an exhibit to the Company's Schedule 13E-3 and is available for inspection electronically at the SEC's website.

WHEN WILL THE MERGER BE COMPLETED?

          We plan to complete the transaction during the ____ quarter of 200__ so that registration of the common stock can also be terminated in the ___________ quarter of 200__.

SHOULD I SEND IN MY COMMON STOCK CERTIFICATES NOW?

          No. After the merger transaction is completed, those shareholders who receive cash in the merger will receive written instructions for exchange of their common stock certificates for cash.

WHO CAN HELP ANSWER MY QUESTIONS?

          If you have any questions about the special meeting or any of the items to be considered by the shareholders at the meeting, or if you need additional copies of the enclosed materials or proxy, you should contact: David
A. Wilson, Chief Financial Officer, PSB Group, Inc., 1800 East 12 Mile Road, Madison Heights, Michigan 48071. His telephone number is 248-548-2900.

WHAT DO I NEED TO DO NOW?

          - Mail your signed proxy in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. If you sign and return your proxy but do not include instructions on how to vote, your shares will be voted "FOR" the proposal to approve and adopt the merger and the merger agreement.

          - For a more complete description of voting at the shareholders meeting, see the section entitled "Information Regarding the Special Meeting of Shareholders" beginning on page ___ of this proxy statement.

                                 SPECIAL FACTORS

BACKGROUND OF THE MERGER PROPOSAL

          Overview. Of PSB's 518 shareholders, approximately 289 hold fewer than 1,380 shares (not including beneficial owners whose shares may be registered in "street" name). Collectively, these 289 record holders (who comprise approximately 56% of all record holders) own an aggregate of approximately 148,119 shares, or 5% of our outstanding shares.

          We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 1,380 shares of our common stock and hold the shares in street name. The right to retain stock or receive cash as a result of the merger will be determined with reference to the number of shares held as it appears on PSB's list of record shareholders as of the effective time of the merger. Thus, the rights of a beneficial owner of shares held in street name will be determined with reference to the number of shares held in aggregate by that bank, broker, financial institution or its depository or nominee as that holding appears on the stock records of PSB, and not with reference to the number of shares owned by the ultimate beneficial owner of those shares. Therefore, if you are a shareholder who holds your shares in street name and hold fewer than 1,380 shares, you will be unable to predict whether you will be cashed out in the merger unless you take action to become a record holder on PSB's shareholder list, rather than a holder in street name. Generally, this is accomplished by instructing your nominee in writing to re-register your shares in your name personally (or as you otherwise instruct other than in "street" name). Your nominee may have specific procedures in order to effect such re-registration so please contact your nominee promptly if you wish to re-register your shares.

          If you are a record holder holding 1,380 or more shares and want to ensure that you are cashed-out in the merger, you must take some action to reduce your holdings below 1,380 shares prior to the close of business on the day preceding the effective time of the merger (e.g. by selling some of your shares, or re-registering a portion of them in another form - jointly, for example, if you currently hold them individually). Correspondingly, if you are a record holder holding fewer than 1,380 shares but would like to remain a shareholder of PSB, you must take some action to increase your shares up to 1,380 or more (e.g., by buying additional shares or consolidating your ownership if you hold shares in more than one form, for example, jointly and individually). PSB has assumed that a substantial portion of the beneficial owners of shares held in nominee with 1,380 or more shares and will remain shareholders of PSB after the merger.

          As an SEC reporting company, PSB is required to prepare and file with the SEC, among other items, the following:

               -    Annual Reports on Form 10-K;

               -    Quarterly Reports on Form 10-Q;

               -    Current Reports on Form 8-K;

               - Forms 3, 4, and 5 required of executive officers and directors under Section 16 of the Securities Exchange Act; and

               - Proxy Statements and related materials as required by Regulation 14A under the Securities Exchange Act of 1934, as amended.

The costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. These costs include securities counsel fees, auditor fees, costs of printing and mailing the SEC documents and the word processing, specialized software filing costs associated with the SEC reports and other filings, and considerable management's time and attention devoted to public reporting issues and the SEC's reporting requirements. These SEC registration-related expenses have increased since the adoption of the Sarbanes-Oxley Act in 2002 and comprise a significant portion of PSB's overhead expense. . (See "--Purposes of and Reasons for the Merger Proposal.")

          Most of the requirements of the Sarbanes-Oxley Act are now effective and applicable to PSB, and PSB has implemented procedures intended to comply with those requirements. However, one very substantial requirement of the Sarbanes-Oxley Act, Section 404, will first be applicable to PSB in connection with its annual report to be filed in the first quarter of 2008. In general terms, Section 404 of the Sarbanes-Oxley Act will require that management include in each annual report an assessment of the effectiveness of its internal control structure and procedures for financial reporting. Further, for PSB's annual report to be filed in 2009, it will require that PSB's registered public accounting firm attest to, and report on, this assessment. These requirements are expected to result in significant increased expenses, both in terms the investment of management time to implement the requirements and increased annual charges from PSB's registered public accounting firm. The merger proposal is being made at this time, primarily to avoid the costs to be incurred in complying with Section 404 of the Sarbanes-Oxley Act and, secondarily to eliminate those costs that we currently incur as a result of having our securities registered under the Securities Exchange Act. The sooner the proposal can be implemented, the sooner PSB will cease to incur the expenses and burdens associated with having our securities registered under the Securities Exchange Act and the sooner holders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments.

          Alternatives Considered. The board considered the following alternatives at its May 23, 2007 Special Meeting, further details of which meeting are described in detail below. In making its determination, the board of directors considered other means of possibly achieving the same result, but rejected these alternatives for the reasons that follow. These alternatives were:

     - Tender Offer at a Similar Price. The board of directors was uncertain as to whether this alternative would result in securities being tendered by a sufficient number of record holders so as to accomplish the going private objective and to reduce recurring costs. The board found it unlikely that many holders of small numbers of shares would make the effort to tender their securities.

     - Reverse Stock Split. This alternative would accomplish the objective of reducing the number of record shareholders, assuming approval of the reverse stock split by PSB's shareholders. In a reverse stock split, PSB would acquire the interests of the cashed-out shareholders pursuant to an amendment to PSB's articles of incorporation to reduce the number of issued and outstanding shares of common stock such that the cashed-out shareholders would own less than one full share of PSB common stock. PSB would then distribute cash for the resulting fractional share interests. The reverse stock split and the merger would both achieve the same objective of reducing the number of record common shareholders, assuming shareholder approval. However, the reverse stock split had the disadvantage that it would result in an unreasonably high share price, or in the alternative, would require an immediate "forward stock split" to return the stock to its pre-reverse share price - a procedural step that would not be necessary utilizing a merger. The board viewed the merger alternative as preferable because it did not require this subsequent step.

          After consideration of the various alternatives described above, the board determined that the merger proposal was the best choice for PSB and its shareholders. PSB estimates that, following the proposed merger, it should have approximately 229 shareholders of record, which will permit PSB to terminate the registration of its securities under the Securities Exchange Act.

Board of Directors. Since the enactment of the Sarbanes-Oxley Act in 2002, management and the Company's board of directors had become increasingly aware of the alternative of going private, as that alternative has been presented at industry conferences, in business publications and discussed generally among banking industry participants. Management and the board also became aware of going private transactions being effected by other community bank holding companies which are very similar to PSB located in Michigan, Ohio, Indiana and Illinois. On February 23, 2007, President Tierney and Chief Financial Officer Wilson met with attorney Joseph B. Hemker of Howard & Howard Attorneys, P.C., PSB's outside counsel, to discuss issues relating to a going private transaction. Following that meeting, President Tierney requested Mr. Hemker and representatives of Donnelly Penman & Partners to meet with the board at its regularly scheduled March board meeting to discuss the possibility of going private.

          On March 15, 2007, the board of directors held a meeting at which issues relating to going private were discussed. All members of the board of directors were present along with Mr. Wilson and Mr. Hemker and representatives of Donnelly Penman & Partners. Mr. Hemker discussed with the board the board's fiduciary responsibilities in considering such action. He also discussed common reasons for going private, various risks and costs of going private and alternative structures of completing a going private transaction. Mr. Wilson provided the board with an overview of the Sarbanes-Oxley Act and Section 404 in particular. Mr. Wilson reviewed with the board current reporting requirements of PSB as well as the additional requirements resulting from the implementation of
Section 404. Mr. Wilson estimated that PSB would incur an additional one-time cost of

$100,000 to perform a risk assessment, identify significant business processes, document internal control procedures, access the design of those controls and design and perform tests of the effectiveness of internal controls. He also indicated that additional annual costs for external review of these procedures were estimated to be $90,000. In addition to these costs to outside entities, it was estimated that it was necessary to incur additional employee costs to perform testing and ongoing monitoring of control procedures at an annual costs of $40,000. These estimates reviewed by Mr. Wilson with the board did not include any estimate of management time involved in department heads performing periodic testing of their control procedures, nor any of Mr. Tierney's or Mr. Wilson's management time in overseeing these responsibilities. Mr. Wilson also reviewed with the board the historical costs that would continue if PSB continues as a reporting company. These costs were estimated at approximately $147,500.

          At that meeting, the board of directors authorized management to further investigate the feasibility of a going private transaction and to report back to the board at its April meeting.

          At its regularly scheduled board meeting held on April 19, 2007, all members of the board of directors were present. Mr. Wilson was also present and Mr. Hemker participated via conference telephone. Additional discussions took place regarding the feasibility of the going private transaction. Management reported to the board regarding the number of shareholders who would likely receive cash in a going private transaction in order to achieve a reasonable number of shareholders to assure that the going private transaction would have ongoing success. A general discussion was held concerning the cost of such a transaction. The board and counsel then discussed the need for the appointment of a financial advisor to perform a stock valuation and to ultimately render a fairness opinion in connection with such a transaction. Following that discussion, the board authorized management to engage the services of Donnelly Penman & Partners to serve as financial advisor in connection with a possible going private transaction. The board also instructed management to move forward in exploring the going private transaction for consideration at the May, 2007 meeting of the board of directors. The engagement letter with Donnelly Penman & Partners was executed by Mr. Tierney on behalf of PSB on April 19, 2007. Under the engagement letter, Donnelly Penman & Partners agreed to:

          - prepare an opinion as to the fair value of PSB's common stock for purposes of evaluation of the going private transaction;

          - be available for discussions with PSB and working with PSB and its advisors on the various details necessary to complete a fairness opinion;

          -    participate in meetings with PSB's board of directors; and

          - provide a fairness opinion as to whether the consideration that will be received by shareholders in the going private transaction is fair, from a financial point of view, to PSB and its shareholders.

          At the May 23, 2007 meeting of the board of directors of PSB, which was attended by all PSB directors, Mr. Wilson, Mr. Hemker and John Donnelly and Zachary Urban of Donnelly Penman & Partners, Mr. Hemker summarized alternative legal structures associated with the proposed transaction, the terms of a proposed agreement and plan of merger by and between PSB and a Michigan corporation to be formed to facilitate the proposed transaction and the steps necessary to complete the transaction.

          Mr. Tierney then requested Mr. Donnelly and Mr. Urban from Donnelly Penman & Partners to present the results of the valuation of the per share value of the common stock of PSB prepared by Donnelly Penman & Partners. Mr. Donnelly and Mr. Urban then reviewed the considerations, methodology and results of the valuation. (See "Financial Fairness.") They indicated that Donnelly Penman & Partners concluded that the reasonable estimate of the per share value of the common stock of PSB is $21.00 per share. A discussion then took place regarding the valuation report. Mr. Donnelly and Mr. Urban answered questions posed by members of the board. A discussion then took place regarding recent trades, balancing the interest of shareholders receiving cash and the interest of remaining shareholders, and various other factors. Mr. Donnelly and Mr. Urban were asked whether their firm was prepared to issue an opinion that the price of $21.00 per share was a fair price, from a financial point of view, to be paid to shareholders of PSB who receive cash in the proposed transaction in exchange for their shares of PSB common stock. Mr. Donnelly stated that the valuation result supports such price and that it is the opinion of Donnelly Penman & Partners that the payment of $21.00 per share to shareholders of PSB who receive cash in the proposed transaction in exchange for their shares of PSB common stock is fair, from a financial point of view, to PSB and its shareholders. The board was informed by Donnelly Penman & Partners that in its opinion such price to be paid to shareholders who receive cash in the merger is fair to all shareholders, including both affiliated and unaffiliated security holders and including both security holders who will not be cashed out and security holders who will be cashed out in the merger.

          A discussion then took place regarding the treatment of restricted stock awards granted to certain employees of PSB. There are 41,450 shares of PSB common stock which have been awarded to 18 key management employees of PSB which are subject to certain restrictions. The restrictions provide that the stock will be forfeited by such employees if they fail to remain in the employ of PSB for specified time periods and if certain other conditions are not met. It was pointed out that if holders of restricted stock receive cash in the merger because they own fewer shares of restricted stock than necessary to remain a shareholder they would in effect receive the benefits of the restricted stock awards without satisfying the necessary conditions to cause the forfeiture restrictions to be lifted. Therefore, the board concluded that it is in the best interest of PSB and its shareholders to provide in the merger agreement that shares of PSB common stock which are subject to such restrictions not receive cash in the merger.

          A discussion took place regarding procedural safeguards which could be put in place to assure that the transaction is fair to all shareholders, including those shareholders who are not affiliated with PSB. The board considered whether to utilize a procedure which would require a majority vote of shareholders in favor of the proposed transaction including the votes of shareholders who are unaffiliated with PSB. The board also considered whether to appoint an independent committee made up exclusively of non-employee directors to consider the proposed transaction. The board determined that because directors and officers group have a right to vote approximately 5% of PSB's outstanding stock and non-employee directors constitute all but one member of the board, adequate procedural safeguards exist to assure fair treatment of shareholders, including those not affiliated with PSB. (See "Recommendation of our Board of Directors.")

          The board then determined that the merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of the Company and its shareholders, including those shareholders who are not affiliated with the Company, that the cash payment to be made to shareholders of the Company who receive cash pursuant to the Merger Agreement will be $21.00 per share, and approved and adopted the merger agreement.

          Finally, on July 19, 2007, the board members reviewed with management a draft proxy statement and transaction statement on Schedule 13E-3 prepared by counsel and discussed the necessary SEC disclosures. Thereafter, the board approved the form of proxy statement and Schedule 13E-3 and authorized management to make all necessary filings with the SEC or otherwise to consummate the proposed "going private" transaction with each director indicating his intent to vote in favor of the merger. The board also received, reviewed and accepted a written fairness opinion, dated July 19, 2007 from Donnelly Penman & Partners, a copy of which is included as Appendix B to this proxy statement, which opinion states that $21.00 per share is fair, from a financial point of view, to all shareholders of PSB, including those not affiliated with PSB.

          The board did not consider other methods to significantly reduce its overhead expense as an alternative to a going private transaction. The board did not consider a possible sale of PSB since no firm offers had been presented to the board and no determination had been made that such a sale would be in the best interest of the shareholders. See "--Recommendation of our Board of Directors" below for a discussion of the factors and procedural safeguards considered by the Board in connection with the merger.

PURPOSES OF AND REASONS FOR THE MERGER PROPOSAL

          The purpose of the proposed merger is to terminate PSB's status as a reporting company with the SEC, which the board believes will reduce expenses and create shareholder value. We are aware that the advantages to being a public company, including potential investment liquidity and the possibility for use of company securities to raise capital in the public markets or make acquisitions, may be important to some companies. We have not, however, been able to take advantage of these benefits and do not anticipate that we will be in a position to do so in the foreseeable future. In our experience, community banks of our size do not typically receive the necessary attention from stock analysts and the investment community to create substantial liquidity.

          While the periodic reporting, proxy rules, liability provisions, and recently enacted provisions of Sarbanes-Oxley which, among other things, require that the Company's officers certify the accuracy of its financial statements, create significant value for the Company's shareholders, in the board's judgment, the significant costs associated with the ongoing registration of PSB stock with the SEC outweighs the benefits that PSB and its shareholders receive as a public reporting company. In addition, the board believes that management has reduced the Company's controllable corporate overhead as much as possible, and that the majority of the corporate costs remaining are those associated with being a public company. We believe these costs will only continue to increase.

          PSB incurs direct and indirect costs associated with the filing and reporting requirements imposed on public companies by the 1934 Act. Examples of anticipated direct cost savings from terminating registration of the common stock include substantially less complicated disclosure, reduced professional and advisory fees, reduced accounting fees, reduced insurance costs, reduced printing and mailing costs for corporate communications, and reduced miscellaneous, clerical and other expenses (e.g., the word processing, specialized software and electronic filings associated with SEC filings).

          Our costs associated with the routine SEC filing and reporting requirements are estimated at approximately $147,500 or 0.8% of our overhead expense for our 2006 reporting year and 2007 annual meeting (the "2007 reporting cycle").

These expenses consisted of the following:

Accounting Fees...................................   $26,000
Securities Counsel................................   $40,000
Corporate Communications..........................   $11,000
SEC Filing Fees and Miscellaneous.................   $   500
Internal Compliance Costs.........................   $70,000

          We believe that the costs incurred over the 2007 reporting cycle are a conservative estimate for the recurring annual cost savings that should result from the going private transaction and subsequent termination of our SEC registration. For example, as a result of the implementation of Section 404 of the Sarbanes-Oxley Act, we have been advised by our independent auditors that the anticipated fees in 2007 associated with Section 404 compliance are expected to be approximately 40% of our audit fees ($76,000 in 2006), which amount does not include our internal compliance costs associated with the implementation of
Section 404.

          Estimates of the annual savings to be realized if the merger is implemented are based upon (i) the actual costs of the services and disbursements in each of the above categories that are reflected in recent historical financial statements and (ii) management's estimates of the portion of the expenses and disbursements in each category believed to be solely or primarily attributable to the public company status. In some instances, management's estimates are based on information provided by third parties or upon verifiable assumptions. For example, our auditors have informed us that there will likely be a reduction in annual audit fees if we cease to be public as annual and quarterly reviews of SEC filings will not be needed if we no longer file reports with the SEC. Further legal costs associated with quarterly and annual SEC filings will no longer be incurred. Other estimates are more subjective. For example, we expect lower printing and mailing costs as a result of less complicated disclosure required by our private status, and the reduction in direct miscellaneous clerical and other expenses. The amounts set forth above are only estimates, and the actual savings to be realized may be higher or lower than these estimates.

          The projected reduction in the number of total record shareholders from 518 to approximately 229 will also result in reduced expenses and less burden on management because PSB will have less than half of its current number of shareholders. The decrease in number of shareholders reduces the volume of communications and amount of postage and related expenses associated with the quarterly issuance of dividend checks to shareholders and other shareholder communications.

STRUCTURE OF THE MERGER

          The merger proposal is structured as a "going private" transaction because it is intended to and, if completed, will likely result in the termination of our reporting requirements and other filing obligations under the Securities Exchange Act of 1934, as amended.

          The merger has been structured so that upon consummation of the merger, PSB will have fewer than 300 record holders of its shares of common stock. We have recently organized Merger Co. solely to facilitate the merger transaction. Merger Co. will be merged with and into PSB pursuant to the terms of the merger agreement. PSB will be the surviving corporation to the merger. If completed, the merger will have the following effects.

          Shares held by shareholders owning fewer than 1,380 shares. Each share of common stock owned of record at the close of business on the date of the Special Meeting of shareholders, by a holder of fewer than 1,380 shares will be converted, pursuant to the terms of the merger, into the right to receive a cash payment of $21.00 per share. After the merger and payment of that amount, holders of these shares will have no further interest in PSB. These shareholders will not have to pay any service charges or brokerage commissions in connection with the merger or the cash payments to them.

          Shares held by shareholders owing 1,380 or more shares. Each share of common stock owned of record at the close of business on the date of the Special Meeting of shareholders, by a holder of 1,380 or more shares of common stock will remain outstanding and continue to represent one share of common stock in PSB following the merger.

          Beneficial owners of shares of the common stock. Nominees (such as a bank or broker) may have required procedures, and shareholders holding common stock in "street name" should contact their nominees to determine how they will be affected by the merger transaction.

          Under the merger agreement, each share of common stock owned by a shareholder who holds of record fewer than 1,380 shares will be converted into the right to receive cash. The board selected 1,380 shares as the ownership minimum for several reasons, including to ensure that, after completion of the merger:

          - the number of record shareholders would be less than the 300 shareholder limit necessary to terminate registration with the SEC; and

          - PSB would have sufficient flexibility to issue stock in the future for corporate purposes, including raising equity capital for PSB or the Bank or attracting and retaining qualified employees, directors or executive officers.

          The 1,380 share level was chosen by the board based on management's review with the board of PSB's shareholder base. The board considered using a number other than 1,380 shares. The board was aware that shareholders are free to buy or transfer shares until the Effective Time of the merger. It is expected that some shareholders will acquire additional shares before the Effective Time through market purchases or other transactions in order to be a holder of more than the threshold number of shares and thus remain a shareholder after the Merger. Because the number of shareholders above the threshold could increase before the Effective Time, it was necessary to select a threshold sufficiently high to make reasonable allowance for changes in the composition of the shareholder list without defeating the purposes of the proposed transaction. In reliance on management's analysis, the board believes that using a number lower than 1,380 would have resulted in an unacceptably high risk that the transaction would not yield the desired result of having less than 1,380 shareholders. Out of a total of 518 record shareholders, approximately 229 shareholders own 1,380 or more shares of our common stock. These 229 shareholders own, in the aggregate, approximately 95% of the outstanding shares of common stock.

          Holders of Restricted Stock Issued Pursuant to PSB's 2004 Stock Compensation Plan. Pursuant to PSB's 2004 Stock Compensation Plan, in 2006 and 2007, PSB issued 41,450 shares of restricted stock, all of which are currently subject to time-vesting restrictions. These shares have been issued to 18 PSB employees under the plan. Under the terms of the merger agreement, shares of restricted stock issued pursuant to the plan which have not vested will not be cashed-out in the merger. The board determined that the cashing-out of these unvested restricted shares would be equivalent to the acceleration of the vesting of these restricted shares. The acceleration of vesting of restricted stock was not a benefit that was intended by the board in connection with the going private transaction and therefore, the board determined to exclude these unvested shares from the terms of the merger agreement.

DETERMINATION OF THE TERMS OF THE MERGER

          The structure and terms of the merger were determined by the board of directors. Of the alternatives considered by the board for reducing the number of shareholders of the Company in order to enable the Company to deregister its securities with the SEC, the board chose a merger transaction over both (1) a tender offer; and (2) a reverse stock split. The board believes the merger transaction is preferable because (1) unlike the tender offer, the merger transaction provides substantial certainty that sufficient shareholders will be eliminated to enable the Company to deregister; and (2) unlike the reverse stock split, the merger transaction would not result in an unreasonably high share price, or in the alternative, require a second step "forward stock split" to restore the stock to around its pre-reverse stock split share price. See "Background of the Merger - Alternatives Considered."

          Because Merger Co. is an affiliated company, the terms of the merger cannot be considered the result of arm's-length negotiations between unrelated parties. Consequently, the board retained Donnelly Penman & Partners, an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to value the common stock. The cash consideration to be paid for the common stock under the merger was determined by the board of directors largely in reliance on Donnelly Penman & Partners' valuation report and fairness opinion. See "-- Financial Fairness."

FINANCIAL FAIRNESS

          The board of directors believes that the merger proposal is fair to, and in the best interests of, PSB and all shareholders, including those shareholders who are not officers and directors, and to all shareholders who will receive cash for their shares. The board of directors also believes that the process by which the merger is to be approved is fair.

          The board of directors believes that the merger proposal is fair despite the absence of statutory safeguards identified by the SEC, namely that

          - the board did not retain an unaffiliated representative to act solely on behalf of the shareholders who are not officers or directors, including shareholders who will receive only cash in the merger, for the purpose of negotiating the terms of the merger proposal or preparing a report covering the fairness of the merger proposal; and

          - the merger proposal is not structured so that the approval of at least a majority of those shareholders who are not officers and directors is required.

          However, despite the absence of an SEC requirement to do so, the board did obtain an opinion from an unaffiliated third-party relating to the fairness of the cash consideration to be paid to certain shareholders. As a result of obtaining an independent fairness opinion, the board determined that the cost of obtaining an additional fairness opinion or valuation from an unaffiliated representative for the purpose of negotiating the terms of the merger proposal on behalf of the unaffiliated shareholders would be costly and would not provide any meaningful additional benefit.

          In connection with rendering the valuation and its opinion to PSB, Donnelly Penman performed a variety of financial analyses, which are summarized below. Donnelly Penman believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without consideration of all factors and analyses, could create a misleading view of the analyses and the processes underlying Donnelly Penman's valuation and its opinion. Donnelly Penman arrived at the valuation and its opinion based on the results of all the analyses it undertook, assessed as a whole, and it did not draw conclusions from or with regard to any one method of analysis. The preparation of a valuation is a complex process involving subjective judgments, and is not necessarily susceptible to partial analysis or summary description.

In arriving at its valuation and opinion, Donnelly Penman:

     -    Reviewed the recent history and nature of PSB;

     -    Reviewed current banking industry conditions and trends;

     -    Considered the earnings capacity of PSB;

     -    Considered the dividend-paying capacity of PSB;

     - Reviewed the audited financial statements for the years ended December 31, 2004 through December 31, 2006;

     - Reviewed PSB's Annual Report for the fiscal year ended December 31, 2006 (Form 10-K) and Quarterly Report for the period ended March 31, 2007 (Form 10-Q);

     - Reviewed PSB's internal financial statements and Board minutes for the interim period from January 1, 2007 through April 30, 2007;

     - Conducted discussions with the senior management of PSB concerning the business and future prospects of PSB (including PSB's detailed 2007 financial projections included in this proxy statement);

     - Conducted discussions with the senior management of PSB concerning the business and future prospects of PSB;

     - Reviewed transactions involving the sale of stock of PSB over the calendar years 2006 and through April 30, 2007;

     - Compared certain financial characteristics of PSB to certain publicly held companies that Donnelly Penman deemed relevant;

     - Prepared a discounted cash flow analysis of PSB based on the projections provided by, and discussions with, management of PSB; and

     - Reviewed such other financial and industry data, performed such other analyses and taken into account such other matters as Donnelly Penman deemed necessary or appropriate.

          Donnelly Penman did not make or obtain any independent evaluation, valuation or appraisal of the assets or liabilities of PSB, nor were they furnished with such materials. Donnelly Penman has not reviewed any individual credit files of PSB and has assumed, without independent verification, that the reported allowances for credit losses are adequate to cover such losses.

          With respect to the comparable company analysis summarized below, no public company utilized as a comparison is identical to PSB, and such analyses necessarily involves complex considerations and judgments concerning the differences in financial and operating characteristics of the financial institutions and other factors that could affect the public trading values of the financial institutions concerned. The forecasted financial information furnished by PSB's management contained in or underlying Donnelly Penman's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts and estimates. The forecasts and estimates were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. In that regard, Donnelly Penman with PSB's consent, assumed and relied upon the fact that the financial forecasts had been reasonably prepared by management on a basis reflecting the best currently available judgments of management, and that such forecasts will be realized in the amounts and at the times contemplated thereby. The following forecasts were prepared by management and provided to Donnelly Penman:

                                 PSB GROUP, INC.
                                  BALANCE SHEET
                                   (In $000s)

                                                                    PROJECTED
                                                        FOR THE YEARS ENDED DECEMBER 31,
                                              ----------------------------------------------------
                                                2007       2008       2009       2010       2011
                                              --------   --------   --------   --------   --------
ASSETS:
Cash and due from banks                         13,000   $ 18,208   $ 20,210   $ 20,190   $ 19,276
Securities - Available for sale                 60,271     66,298     72,928     80,221     88,243
Loans held for sale                              2,097      2,202      2,312      2,427      2,549

LOAN PORTFOLIO:
Commercial Loans                               345,321    397,119    456,687    525,190    603,969
Retail Loans                                    37,153     40,869     44,956     49,451     54,396
Mortgage Loans                                  59,731     61,523     63,369     65,270     67,228
                                              --------   --------   --------   --------   --------
   Total loans receivable                      442,206    499,511    565,011    639,911    725,593
Allowance for loan losses                        4,557)    (5,245)    (6,121)    (7,146)    (8,344)
Deferred costs, net (1)                             --         --         --         --         --
                                              --------   --------   --------   --------   --------
   Total loans receivable, net                 437,649    494,266    558,890    632,765    717,249
Premises and equipment                          28,050     31,050     34,050     37,050     40,050
Accumulated depreciation                       (13,700)    15,871)   (18,147)   (20,512)   (22,958)
                                              --------   --------   --------   --------   --------
   Net premises and equipment                   14,350     15,179     15,903     16,538     17,092
Goodwill                                         4,458      4,458      4,458      4,458      4,458
Interest receivable & other assets               4,200      4,744      5,366      6,078      6,892
                                              --------   --------   --------   --------   --------
TOTAL ASSETS:                                 $536,024   $605,355   $680,067   $762,677   $855,757
                                              ========   ========   ========   ========   ========

LIABILITIES & EQUITY:
Non-interest bearing deposits                 $ 67,732   $ 74,505   $ 81,956   $ 88,512   $ 95,593
Interest-bearing deposits                      416,971    475,347    537,142    606,970    685,876
                                              --------   --------   --------   --------   --------
   Total deposits                              484,703    549,852    619,097    695,482    781,469
Notes payable & other short-term borrowings      2,473      2,473      2,473      2,473      2,473
Accrued payables, accrued expenses & other       1,860      2,062      2,329      2,634      2,983
                                              --------   --------   --------   --------   --------
   Total liabilities                           489,036    554,386    623,899    700,589    786,926
Trust Preferred stock                               --         --         --         --         --
Common stock                                    31,049     31,049     31,049     31,049     31,049
Retained earnings                               16,439     20,469     25,724     31,703     38,514
Other                                              500)      (550)      (605)      (666)      (732)
                                              --------   --------   --------   --------   --------
   Total common equity                          46,988     50,968     56,168     62,087     68,831
TOTAL LIABILITIES & EQUITY                    $536,024   $605,354   $680,067   $762,676   $855,757
                                              ========   ========   ========   ========   ========

FOOTNOTE:
(1)  For the projected years deferred costs are contemplated in the net loans.

                                 PSB GROUP, INC.
                                INCOME STATEMENT
                   (In $000s, except share and per share data)

                                                                                       PROJECTED
                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                            --------------------------------------------------------------
                                                               2007         2008         2009         2010         2011
                                                            ----------   ----------   ----------   ----------   ----------
Interest income                                             $   34,346   $   38,979   $   44,260   $   50,291   $   57,052
Interest expense                                               (14,983)     (17,282)     (20,099)     (23,268)     (26,923)
                                                            ----------   ----------   ----------   ----------   ----------
Net interest income                                             19,363       21,697       24,161       27,024       30,129
Provision for loan losses                                       (1,117)      (1,865)      (2,207)      (2,531)      (2,906)
                                                            ----------   ----------   ----------   ----------   ----------
   Net interest income after provision                          18,246       19,832       21,954       24,493       27,224
Non-interest income                                              6,156        7,080        7,788        8,567        9,423
Depreciation                                                    (1,500)      (2,171)      (2,275)      (2,366)      (2,445)
General & administrative expenses                              (16,932)     (18,477)     (20,137)     (21,923)     (23,842)
                                                            ----------   ----------   ----------   ----------   ----------
   Total non-interest expenses                                 (18,432)     (20,648)     (22,412)     (24,289)     (26,287)
   Income before taxes                                           5,971        6,264        7,330        8,771       10,360
Federal income taxes                                            (1,690)      (1,773)      (2,075)      (2,483)      (2,933)
Extraordinary items                                                 --           --           --           --           --
                                                            ----------   ----------   ----------   ----------   ----------
Net Income                                                  $    4,281   $    4,491   $    5,255   $    6,288   $    7,427
                                                            ==========   ==========   ==========   ==========   ==========
Shares outstanding end of period                             3,068,552    3,072,835    3,082,460    3,082,460    3,082,460
                                                            ----------   ----------   ----------   ----------   ----------
Weighted average shares outstanding                          3,068,552    3,070,694    3,077,648    3,082,460    3,082,460
Weighted average diluted shares outstanding end of period    3,068,552    3,072,835    3,082,460    3,082,460    3,082,460
Basic earnings per share                                    $     1.39   $     1.46   $     1.71   $     2.04   $     2.41
Diluted earnings per share                                  $     1.39   $     1.46   $     1.70   $     2.04   $     2.41

     Estimates of values of financial institutions or assets do not purport to be appraisals or necessarily reflect the prices at which financial institutions or their securities actually may be sold. Accordingly, actual results could vary significantly from those assumed in the financial forecasts and related analyses.

     Fair Value Standard. For purposes of the valuation, Donnelly Penman determined the value of PSB shares at Fair Value. For purposes of the valuation, Donnelly Penman assumed the definition of Fair Value to mean the proportionate interest of PSB, as a going concern, without any discount for minority status or lack of marketability.

     Factors considered by Donnelly Penman and the board included the following:

     Trading Indication Analysis (Current/Historical Market Prices). In preparing its opinion, Donnelly Penman analyzed all trades of PSB's common stock that have taken place during calendar year 2006 (weighted average trading price of $16.66), all trades of PSB's common stock from January 1, 2007 through April 30, 2007 (weighted average trading price of $15.72) and the trading price of PSB's common stock at April 30, 2007 ($15.15), collectively referred to as "Trading Indications." Donnelly Penman then applied a "Fair Value Premium" of 15% to each of the Trading Indications described above, since these indications have an inherent minority discount, to arrive at Fair Value Indications of $19.16, $18.08, and $17.42, respectively. The 15% fair value premium was determined by analyzing acquisition premium data for control transactions and making an analytical determination of the appropriate portion of these premiums that are not due to buyer synergies. This is done to remove the inherent minority discount in the valuation indications without applying a control premium. Donnelly Penman then averaged the Fair Value Indications of the Trading Indications to arrive at an average Trading Indication value of $18.22 per share.

     Net Book Value. The net book value or net equity method implies that a company is worth its accumulated retained earnings, or deficit, plus its original capitalization. Net book value is primarily an amount arrived at over a company's existence which reflects accounting history expressed in unadjusted dollars and not the company's potential.

          Book value is only of importance to the extent it provides an adequate base for the continuance of operations. In most instances where a company earns a significant return on its assets (both tangible and intangible), the net book value approach is not representative of the company's intrinsic business value. Donnelly Penman reviewed the book value of PSB's assets in limited detail and have found net book value to be $44,213,190, or $14.41 per share as of April 30, 2007. Donnelly Penman also reviewed the tangible book value of PSB's assets in limited detail and found tangible book value to be $39,755,119 or $12.96 per share as of April 30, 2007. The book value of a company is calculated by taking total assets minus total liabilities. Tangible book value is calculated by taking the total assets of a company, minus any intangible assets such as goodwill, minus total liabilities.

          Going Concern/Discounted Cash Flow Analysis. This approach argues that a potential investor will pay a price for a security which yields a targeted minimum rate of return on invested capital. Using this targeted rate of return as a discount factor, the present value of the stream of future cash flows for a given number of years can be computed by discounting each year's estimated free cash flow to the present time. Discounted Cash Flow ("DCF") valuation does not value the total cash flow of the business. Rather, it values only the free cash flow. In doing so, this analysis separates and ascribes value only to the cash flows that can be taken out of the business.

          DCF valuation is composed of two values: a forecast of free cash flows for a discrete period and a terminal value that is a surrogate for the present value of the discounted cash flows that are expected to occur in the years after the end of the forecast period. Terminal value at the end of the period of cash flow forecasts may be arrived at in different ways, such as estimating a book value multiple, using a capitalization rate on free cash flow, or applying a price/earnings multiple to forecasted earnings. Donnelly Penman believes using the tangible book value multiple is the appropriate methodology to utilize.

          Once the free cash flows and terminal values are estimated, the present value of these components must be calculated. The investor is paying today for access to the cash flows generated by the assets in the future, therefore, these cash flows must be discounted to the present. In essence, the discount rate attempts to approximate the rate of return the suppliers of capital will expect to earn. Donnelly Penman has utilized Ibbotson Associates 2006 SBBI Valuation Yearbook capital asset pricing model information to help determine the appropriate discount rate (return on equity) which was determined to be 12.0%.

          Donnelly Penman prepared a free cash flow analysis of PSB, which estimated the future after tax cash flows that PSB might produce over the five year period from January 1, 2007 through December 31, 2011. It should be noted that the actual dividends distributed for the four month period ended April 30, 2007 were subtracted from 2007 projections in this calculation as the valuation date was May 1, 2007. These estimates were derived from projections provided and deemed reasonable by management and relied upon by Donnelly Penman. Through discussions with management the projections were modified to reflect the maximum dividend paying capacity of the bank while maintaining PSB's Tier 1 capital to average assets ratio at or above 7.5%. This is a Tier 1 capital to average assets ratio PSB felt was the minimum they would feel comfortable operating the bank under. In 2007, the maximum dividend available to the bank was utilized taking into consideration the dividend restrictions management described to Donnelly Penman. Donnelly Penman further assumed, to approximate the maximum dividends PSB could pay, various dividend payouts were utilized through the projection period. These dividends in aggregate dollars were approximately $5.4 million, $461,000, $0, $308,000 and $616,000 for the years 2007 through 2011, respectively. These dividend cash flows were then discounted to a present value using a discount rate of 12.0%, chosen as described above to reflect the relative risk that holders of the common equity would be subject to given PSB's operations and the current economic environment. Donnelly Penman also estimated the residual value for PSB's common stock using the median price to tangible book value multiple of 1.46, which is based on the comparable company analysis described below. This multiple is applied to PSB's estimated tangible book at December 31, 2011 of $60.6 million. Then the 15% Fair Value premium was applied to the residual value indication to eliminate the minority discount inherent in the multiple from the comparable company analysis. The discounted cash flow analysis implied a value of approximately $66.0 million or $21.51 per share based on 3,068,552 shares outstanding as of April 30, 2007 for PSB's common stock. Donnelly Penman's discounted cash flow analysis is set forth below:

PSB GROUP, INC.
DISCOUNTED CASH FLOW MODEL
VALUATION DATE: MAY 1, 2007
(In $000s, except per share data)

                                                                                       Projected
                                                                           For the Years Ending December 31,
                                                           -----------------------------------------------------------------
                                                                                                                      2011
                                                             2007(1)      2008       2009       2010       2011     Residual
                                                           ----------   --------   --------   --------   --------   --------
Net Interest Income After Provision                        $   18,246   $ 19,832   $ 21,954   $ 24,493   $ 27,224
Non-interest Income                                             6,156      7,080      7,788      8,567      9,423
                                                           ----------   --------   --------   --------   --------
                                                               24,402     26,912     29,742     33,060     36,647
Depreciation                                                   (1,500)    (2,171)    (2,275)    (2,366)    (2,445)
General & Administrative Expenses                             (16,932)   (18,477)   (20,137)   (21,923)   (23,842)
                                                           ----------   --------   --------   --------   --------
Total Other Expenses                                          (18,432)   (20,648)   (22,412)   (24,289)   (26,287)
                                                           ----------   --------   --------   --------   --------
Income Before Taxes                                             5,971      6,264      7,330      8,771     10,360
Taxes                                                          (1,690)    (1,773)    (2,075)    (2,483)    (2,933)
                                                           ----------   --------   --------   --------   --------
Net Income                                                      4,281      4,491      5,255      6,288      7,427
Special Dividend Payout / Share (to solve for 7.5% Tier
   1 Capital ratio)                                        $     1.77      $0.15   $   0.00   $   0.10   $   0.20
Dividend Payout                                            $    5,440       $461   $      0   $    308   $    616
Present Value Factor @ 12%                                     0.9627     0.8757     0.7819     0.6981     0.6233
                                                           ----------   --------   --------   --------   --------
Present Value of Free Cash Flows                           $    5,237   $    404   $      0   $    215   $    384

Total Present Value of Cash Flows (Years 1 to 5)           $    6,240
Plus: Residual Cash Flow Value                             $   59,756                 2011 Tangible Book Value      $ 60,590
Equity Value (Fair Value)                                  $   65,996                 2011 Price/TBV Multiple(2)       145.6%
                                                                                                                    --------
Shares Outstanding as of April 30, 2007 (per management)    3,068,552              Residual Cash Flow Value         $ 88,220
                                                                                   Plus Fair Value Premium             15.0%
                                                                                                                    --------
Equity Value Per Share (Fair Value)                        $    21.51              Residual Cash Flow Value
                                                                                      (Premium)                     $101,453
                                                                                   Present Value Factor @ 12%         0.5890
                                                                                                                    --------
                                                                                   Present Value of Residual Cash
                                                                                      Flow                          $ 59,756

Footnotes:

(1) The actual dividends distributed for the four month period ended April 30, 2007 were subtracted from 2007 projections.

(2) DPP estimate based on the current median multiple of the comparable company analysis.

          This analysis does not purport to be indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Donnelly Penman included this analysis because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

          Analysis of Selected Comparable Companies. This approach assumes that a degree of comparability exists between PSB and other similar firms for which a value has been established over an adequate time horizon in an active and free trading market. Donnelly Penman compared selected operating results of PSB, with most recent quarterly financial results reported between December 31, 2006 and March 31, 2007 for the following select group of 27 Midwest publicly traded commercial banks:

                  NAME                     TICKER
                  ----                     ------
American Community Bancorp, Inc.            ACBP
Bancorp of Southern Indiana                 BCSO
ChoiceOne Financial Services, Inc.          COFS
CITBA Financial Corporation                 CBAF
Commercial Bancshares, Inc.                 CMOH
Community Shores Bank Corporation           CSHB
Cortland Bancorp                            CLDB
County Bank Corp                            CBNC
Croghan Bancshares, Inc.                    CHBH
CSB Bancorp, Inc.                           CSBB
DCB Financial Corp                          DCBF
Farmers & Merchants Bancorp, Inc.           FMAO
Farmers Bancorp                             FABP
FCN Banc Corp.                              FBVI
Fentura Financial, Inc.                     FETM
First Community Financial Partners, Inc.    FCMP
First Ottawa Bancshares, Inc.               FOTB
FNBH Bancorp, Inc.                          FNHM
Foresight Financial Group, Inc.             FGFH
Mackinac Financial Corporation              MFNC
NI Bancshares Corporation                   NIBA
O.A.K. Financial Corporation                OKFC
Pavilion Bancorp, Inc.                      PVLN
PSB Group, Inc.                             PSBG
United Bancorp, Inc.                        UBCP
United Bancshares, Inc.                     UBOH
West Shore Bank Corporation                 WSSH

          The comparable set were located in Illinois, Indiana, Michigan and Ohio, had total assets greater than $250 million and less than $750 million, and had LTM return on average equity greater than 6.0% and less than 12.0%. The selected group had approximately the following median values:

Price to Book Value(1)   Price to Tangible Book Value(1)   Price to LTM EPS(1)
----------------------   -------------------------------   -------------------
        133.36%                      145.60%                       14.77x

(1)  Based on closing prices as of April 30, 2007.

          Donnelly Penman focused on book value, tangible book value, and earnings metrics. Additionally, Donnelly Penman analyzed the core deposits (defined as all deposits less brokered deposits, CDs and IRAs over $100,000) of PSB in comparison with the comparable company universe. The core deposit premium was developed by subtracting each company's equity from its market capitalization and then dividing that result by the institution's core deposits.

          Donnelly Penman then applied the median price to book value multiple, median price to tangible book value multiple, median price to earnings per share multiple, and the core deposit premium to the corresponding metrics for PSB. Applying the median price to book value multiple (1.33x) to PSB's book value as of April 30,

2007 of $14.41 resulted in an implied per share value of $19.16. Applying the median price to tangible book value multiple (1.46x) to PSB's tangible book value as of April 30, 2007 of $12.96 per share resulted in an implied per share value of $18.92. Applying the median price to earnings per share multiple (14.77x) to PSB's LTM earnings per share as of April 30, 2007 of $0.99 per share resulted in an implied per share value of $14.61. Due to the fact that the initial value indications from a set of comparable publicly traded companies represent minority values, Donnelly Penman then added a premium of 15% to eliminate this inherent minority discount, which yielded indicated Fair Values per share of $22.03, $21.76, and $16.80 for PSB. Arithmetically, this is as follows:

                                                                  (B)
                                            (A)                 Price to              (C)
                                    Price to Book Value   Tangible Book Value   Price to LTM EPS
                                    -------------------   -------------------   ----------------
(1) Price as a Multiple of
   Column A,B and C                        133.36%               145.60%              14.77x
(2) PSB Book Value, Tangible Book
   Value, and LTM EPS                     $ 14.41               $ 12.96              $  0.99
(3) = (1) x (2)                           $ 19.16               $ 18.92              $ 14.61
(4) Add 15% Premium to Eliminate
   Minority Discount                      $  2.87               $  2.84              $  2.19
(5) = (3) + (4)                           $ 22.03               $ 21.76              $ 16.80

          Donnelly Penman also applied the median trading premium (BV) to core deposits (5.31%) using a similar methodology. Adding the median trading premium to core deposits (5.31%) to PSB's core deposits as of April 30, 2007 ($343.0 million) resulted in a dollar premium to BV of $18.2 million, or $5.93 per share. Applying this premium to PSB's book value as of April 30, 2007 of $14.41 resulted in an implied per share value of $20.34 and then subsequently adding the Fair Value premium of 15% yielded an indicated Fair Value per share of $23.39 for PSB. Arithmetically, this is as follows:

PSB GROUP, INC.
CORE DEPOSIT PREMIUM ANALYSIS
($S IN 000S, EXCEPT PER SHARE DATA)

                                                        Per Share
                                                       Indication
                                                       ----------
PSB Group, Inc. Core Deposits (4/30/07)
   (See calculation below)                $  343,047    $111.79
Median Comp. Company Trading Premium
   (BV) to Core Deposits                        5.31%      5.31%
   Dollar Premium to Book Value               18,210    $  5.93

PSB Group, Inc. Book Value (4/30/07)          44,213    $ 14.41
Plus: Dollar Premium to Book Value            18,210    $  5.93
                                          ----------    -------
   Indication of Value                    $   62,423    $ 20.34

Shares Outstanding (4/30/07)               3,068,552
PER SHARE VALUATION INDICATION            $    20.34
Plus: Fair Value Premium @ 15%            $     3.05
                                          ----------
   PER SHARE - FAIR VALUE INDICATION      $    23.39
                                          ==========

CORE DEPOSITS CALCULATION

Total Deposits                $445,557
Less: Time Deposits > $100k    (98,671)
Less: IRAs > $100k              (3,839)
                              --------
   TOTAL                      $343,047
                              ========

          No bank used in the above analyses as a comparison is identical to PSB. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of Company and the banks to which it is being compared.

          Liquidation Value. Due to the nature of PSB and its business, Donnelly Penman did not believe a liquidation analysis was relevant in this case. Donnelly Penman did not deem the liquidation value as representative of the value of its common shares. If PSB's assets were sold in an orderly liquidation, some of the bank's loans and deposits would likely be sold at a slight premium over book value, but other assets would likely be sold at a discount. Additionally, as a result of the liquidation process, PSB would incur greater legal fees, sale costs and other expenses of the liquidation process. Consequently, in Donnelly Penman's opinion, PSB's liquidation value would be substantially less than its value as a going concern,

          Marketability and Minority Discount. Donnelly Penman will typically utilize either a marketability or minority discount, or combination thereof, to value a minority share of a relatively illiquid company on a comparable basis. No such discounts have been applied to PSB's common stock in this valuation. If such a discount were applied, it would result in valuation that would be significantly lower than the value assigned below.

          Conclusion. The following is a summary of the results of Donnelly Penman's analyses which were derived based on PSB's 4/30/07 earnings per share of $0.99, book value of $14.41, and tangible book value of $12.96:

                                                                         VALUATION TECHNIQUE:
                                                    -------------------------------------------------------------
                                                               COMPARABLE COMPANY
                                          VALUE     ---------------------------------------     TRADING
                                       CONCLUSION     BV       TBV      EPS    CORE DEPOSIT   INDICATION     DCF
                                       ----------   ------   ------   ------   ------------   ----------   ------
FAIR VALUE INDICATION PER SHARE          $21.00     $22.03   $21.76   $16.80      $23.39        $18.22     $21.51
Multiple of 04/30/07 Diluted LTM EPS       21.2       22.3     22.0     17.0        23.7          18.4       21.7
Percentage of 04/30/07 Book Value
   per Share                              145.7%     152.9%   151.0%   116.6%      162.4%        126.5%     149.3%
Percentage of 04/30/07 Tangible Book
   Value per Share                        162.1%     170.0%   168.0%   129.7%      180.6%        140.6%     166.0%

          Although the book value, tangible book value, core deposit, and discounted cash flow analyses yield higher valuation indications than the $21.00 per share utilized, the earnings per share and trading indication analyses yielded a value significantly below the $21.00 per share utilized. Donnelly Penman gave a 50% weight to the DCF, 10% weight to each of the four values implied by the comparable company analysis, and 10% weight to the trading indication analysis to yield the $21.00 price. On the basis of, and subject to, the foregoing, Donnelly Penman determined that, as of May 1, 2007, the Fair Value of PSB's common stock was $21.00 per share.

          The board of directors required that Donnelly Penman (i) provide its valuation of the common stock, and (ii) issue a fairness opinion on the price determined by the board of directors to be paid for shares of common stock in connection with the merger proposal. While Donnelly Penman did provide a valuation, it did not recommend the amount of consideration to be paid in the going private transaction and the board was at all times free to adopt a price at, higher, or below the value determined by Donnelly Penman. The board imposed no limitations upon Donnelly Penman with respect to the investigations made or procedures followed in rendering the valuation or the fairness opinion. THE BOARD REVIEWED AND CONSIDERED DONNELLY PENMAN'S ANALYSIS AND HAS ADOPTED IT AS ITS OWN. A copy of Donnelly Penman's fairness opinion is attached to this proxy statement as Appendix B. You or your representative (designated in writing) may inspect and copy the valuation report at the Bank's main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative.

          The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including PSB, who file electronically with the SEC. The address of that site is http://www.sec.gov. PSB has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the
Schedule 13E-3. A copy of the valuation report is attached as an exhibit to PSB's Schedule 13E-3 and is available for inspection electronically at the SEC's website.

          Donnelly Penman & Partners, a Michigan corporation, is an independent financial advisor with extensive experience in the valuation of banks and bank holding companies throughout the United States. The board chose Donnelly Penman to perform the valuation based upon Donnelly Penman's knowledge of the financial services industry, reputation, experience, management's recommendations and cost considerations.

          Other than PSB's payment of $25,000 to Donnelly Penman in connection with a recent ESOP valuation, no material relationship exists or has existed within the past two years between PSB, Donnelly Penman or any of their respective affiliates. PSB will pay Donnelly Penman a fee of approximately $15,000 for its services rendered in connection with the merger and will reimburse it for out-of-pocket expenses incurred in connection with such services.

RECOMMENDATION OF OUR BOARD OF DIRECTORS

          Based on the factors described above and the considerations set forth immediately below, the board of directors of PSB has determined that the merger proposal is in the best interests of, and fair to, the unaffiliated shareholders of PSB that are cashed-out in the merger, as well as those remaining unaffiliated shareholders of PSB. The board further determined that the merger consideration ($21.00 per share) payable to the unaffiliated shareholders who receive the cash in the merger is fair to those shareholders. See "-- Financial Fairness." Accordingly, the board of directors unanimously approved the merger proposal, and recommends that the shareholders vote in favor of the merger and the merger agreement.

          In reaching its decision to approve the merger proposal and in making its recommendation, the PSB board of directors considered a number of material factors, with each of them considered as positive or negative from a fairness standpoint.

          Positive factors for all unaffiliated shareholders. The factors that the board considered positive for all the unaffiliated shareholders included:

          - the fact that the board retained and received advice from an independent financial advisor, Donnelly Penman & Partners, in determining the fairness of the price of $21.00 per share; and

          - the opinion of Donnelly Penman & Partners, dated July 19, 2007, that the merger consideration to be received by holders of fewer than 1,380 shares pursuant to the merger agreement is fair to the PSB shareholders, including those not affiliated with PSB, from a financial point of view.

          Positive factors for unaffiliated shareholders who receive cash in the merger. In addition to the positive factors applicable to all unaffiliated shareholders set forth above, the factors that the board considered positive for the unaffiliated shareholders who receive cash in the merger included:

          - the fact that the cash price per share of $21.00 offered in the merger represents a 43% premium over the March 31, 2007 book value per share of $14.64;

          - the fact that the merger consideration is all cash, which provides certainty of value to those shareholders and immediate liquidity for the shareholders who receive cash in the merger; and

          - the fact that no brokerage or other transaction costs are to be incurred by shareholders who receive cash in the merger.

          Positive factors for remaining unaffiliated shareholders. In addition to the positive factors applicable to all unaffiliated shareholders set forth above, the factors that the board considered as positive for the unaffiliated shareholders who will remain shareholders following the merger included:

          - the fact that such shareholders would have the opportunity to participate in any future growth and earnings of PSB;

          - the fact that such shareholders would not be required to pay income taxes as a result of the merger; and

          - the fact that the remaining unaffiliated shareholders would realize the potential benefits of termination of registration of the common stock, including, reduced expenses of PSB for no longer having to comply with SEC requirements.

          Negative factors for all unaffiliated shareholders. The factors that the board of directors considered negative for all the unaffiliated shareholders included:

          - the fact that the directors and executive officers of PSB have interests in the merger or have relationships that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger, including the fact that nearly all of the directors and executive officers will retain their shares in the merger and their ownership interests will increase modestly; and

          - the fact that dissenter's rights of appraisal would not be available in connection with the transaction.

          Negative factors for unaffiliated shareholders receiving cash in the merger. In addition to the negative factors applicable to all unaffiliated shareholders set forth above, the factors that the board considered negative for the unaffiliated shareholders who would receive cash in the merger included:

          - the fact that such shareholders would not have the opportunity to participate in any future growth and earnings of PSB;

          - the fact that such shareholders would be required to pay income tax on the receipt of cash in the merger; and

          - the fact that these shareholders will not be able to sell their shares at a time and for a price of their choosing.

          Negative factors for remaining unaffiliated shareholders. In addition to the negative factors applicable to all shareholders set forth above, the factors that the board considered negative for the shareholders who will retain their shares in the merger, including all such unaffiliated shareholders, included:

          - the fact that after the completion of the merger and registration is terminated, such shareholders will have decreased access to information about PSB;

          - the fact that after the completion of the merger, there will be approximately 289 fewer shareholders, which will reduce liquidity in PSB's stock;

          - the fact that after the completion of the merger, PSB will not be subject to the periodic reporting, proxy rules and Section 16 of the 1934 Act; and - the merger may negatively affect the goodwill of certain of the Bank's customers.

          While the board considered the negative factors described above, it concluded that the benefits of the positive factors outweighed the detriments of the negative factors and that the proposed transaction was fair and in the best interest of PSB's unaffiliated shareholders being cashed-out, as well as those remaining unaffiliated shareholders.

          The board did not consider any firm offers by third parties because there were none. Neither management nor the board made any efforts to identify a buyer because the board determined that consideration thereof was inappropriate in the context of a transaction that would not be intended to result in a change of control of PSB. The board believed that it would be inappropriate to solicit such offers where no change of control was contemplated. The board did not consider other methods to significantly reduce its overhead expenses as an alternative to a going private transaction since only the going private transaction would result in PSB and the bank continuing to conduct their operations in substantially the same manner as they currently conduct their operations, only without the costs associated with being a "public" company. See "SPECIAL FACTORS -- Operations of the Bank Following the Merger."

          The board did not consider and vote upon whether or not to, and as a result, did not, retain an unaffiliated representative to act solely on behalf of shareholders who are not directors or officers of PSB or the bank for purposes of negotiating the terms of the merger transaction or preparing a report on the fairness of the transaction. Nor did PSB structure the transaction so the approval of at least a majority of unaffiliated security holders is required. Shareholders who are expected to receive cash in the merger represent less than 5% of the common stock. The merger requires approval by shareholders holding a majority of the outstanding stock. Directors and officers as a group have the right to vote approximately 5% of the outstanding shares of PSB common stock. Because the shares held by directors and officers represent a small percentage of votes required to approve the transaction and because of the small percentage of shareholders receiving cash in the merger, the board concluded that having an unaffiliated representative to act solely on behalf of shareholders who are not directors or officers of PSB and/or requiring a majority of unaffiliated shareholders to approve the transaction were unnecessary for this transaction.

          Likewise, the board did not consider establishing a committee of independent directors to negotiate on behalf of the unaffiliated security holders. PSB's board of directors consists of nine directors, only one of whom is an officer of PSB. In view of the makeup of the board it was not deemed necessary to establish a committee of independent directors to negotiate on behalf of the unaffiliated security holders.

          The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the merger proposal, the board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The board considered all the factors as a whole in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors.

          The board, based upon the factors outlined above, believes that the merger proposal is fair to all unaffiliated shareholders of PSB being cashed-out, as well as those remaining unaffiliated shareholders.

PURPOSES AND REASONS OF MERGER CO. FOR THE MERGER PROPOSAL

          Merger Co. was organized solely for the purpose of facilitating the merger transaction. As a result Merger Co.'s purpose and reasons for engaging in the merger transaction are the same as those set forth in "--Purposes of and Reasons for the Merger Proposal."

POSITION OF MERGER CO. AS TO THE FAIRNESS OF THE MERGER

          Merger Co. has considered the analyses and findings of the PSB board of directors with respect to the fairness of the merger proposal to the unaffiliated PSB shareholders. As of the date hereof, Merger Co. adopts the analyses and findings of the PSB board of directors with respect to the merger, and believes that the merger is fair to the unaffiliated PSB shareholders being cashed-out, as well as the remaining unaffiliated shareholders of PSB. See "--Recommendation of our Board of Directors." The merger agreement has been approved by Merger Co.'s board of directors and PSB, as the sole shareholder of Merger Co.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

          The officers and directors of PSB and the bank who are also shareholders will participate in the merger in the same manner and to the same extent as all of the other shareholders of PSB. However, most all of the officers and directors of the Company own in excess of 1,380 shares and will, therefore, also retain their shares in the merger, unlike many other shareholders who will be required to relinquish their interest in PSB as a result of the merger. If the merger is completed, the respective ownership percentages of most of the directors and executive officers will increase modestly, as will the ownership interests of any other shareholder who retains his or her shares. As a result of the merger, the beneficial ownership interest of the directors and officers will increase from 5.65% to approximately 5.88%. See "Security Ownership of Certain Beneficial Owners and Management."

          Except as set forth in the immediately preceding paragraph, the executive officers and directors of PSB are not aware of any other benefits or additional compensation in connection with this transaction that will not be shared by the company's unaffiliated shareholders generally. The proposed transaction does not constitute a "change of control" for purposes of any existing employment agreement with the executive officers of PSB. PSB has not and does not anticipate entering into any new employment or other compensation agreements with its executive officers as a result of the proposed transaction. We understand that all of the directors of PSB and the bank and all of the executive officers intend at this time to vote their shares in favor of the proposal to approve and adopt the merger and the merger agreement.

CERTAIN CONSEQUENCES OF THE MERGER; BENEFITS AND DETRIMENTS TO AFFILIATED AND UNAFFILIATED SHAREHOLDERS

          Pursuant to the terms of the merger agreement, following shareholder approval of the merger proposal and subject to the fulfillment or waiver of certain conditions, Merger Co. will be merged with and into PSB, and PSB will continue as the surviving company in the merger. The merger will cause a reduction in the number of PSB's shareholders from approximately 518 to approximately 229. Further, the merger will result in termination of the registration of the common stock with the SEC, which will eliminate the reporting and proxy solicitation obligations of PSB pursuant to the Securities Exchange Act of 1934.

          The shares that are acquired in the merger will be cancelled. Because all shares of common stock held by the shareholders, who, at the close of business on the date of the Special Meeting of shareholders, own fewer than 1,380 shares will be cancelled in the merger, shareholders who own these shares will cease to participate in future earnings or growth, if any, of PSB or benefit from any increases, if any, in the value of PSB or its stock, and they no longer will bear the risk of any decreases in value.

          Distributions by the surviving PSB after completion of the merger (other than any distribution for which the record date is a date prior to the date of completion of the merger) will be paid to the owners of PSB and not to the shareholders who receive cash in the merger.

          The merger will also provide unaffiliated shareholders who receive cash in the merger a cost-effective way to cash out their investments, because PSB will pay all transaction costs in connection with the merger proposal.

          Potential disadvantages to unaffiliated shareholders who remain as shareholders after the merger is completed and registration terminated include:

               - the fact that after the completion of the merger, PSB will not be subject to the periodic reporting, proxy rules, the liability provisions and Section 16 of the Securities Exchange Act, and the provisions of Sarbanes-Oxley which, among other things, requires that the Company's officers certify the accuracy of its financial statements; and

               - decreased liquidity, as a result of there being fewer shareholders.

          Potential disadvantages to unaffiliated shareholders receiving cash in the merger include:

               - the fact that such shareholders will be required to surrender their shares involuntarily in exchange for a price determined by the board and would not have the opportunity to participate in any future growth and earnings of the Company or to liquidate their shares at a time and price of their choosing; and

               - the tax consequences described in "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page __ below.

OPERATIONS OF PSB AND THE BANK FOLLOWING THE MERGER

          Following the merger, PSB and the bank will continue to conduct their existing operations in the same manner as now conducted. The executive officers and directors immediately prior to the merger will be the executive officers and directors of PSB immediately after the merger. PSB and the bank's charter and by-laws will remain in effect and unchanged by the merger. The deposits of the bank will continue to be insured by the FDIC. The corporate existence of neither PSB nor the bank will be affected by the merger. PSB and the bank will continue to be regulated by the same agencies that regulated each entity before the merger.

FINANCING OF THE MERGER

          The funds necessary to acquire shares of common stock in the merger, approximately $3.1 million, are anticipated to come from working capital at the holding company and from special dividends paid to PSB by the bank. Although these dividends will reduce the capital of the bank, the bank will be well-capitalized both before and after the dividends.

SOURCE OF FUNDS AND EXPENSES

          We estimate that approximately $3,110,499 will be required to pay for the shares of PSB common stock exchanged for cash in the merger. We intend to finance the merger using existing capital. Additionally, PSB will pay all of the expenses related to the merger. We estimate that these expenses will be as follows:

SEC filing fees           $     96
Legal fees                $ 80,000
Accounting fees           $ 10,000
Financial Advisory Fees   $ 15,000
Printing costs            $ 26,000
Transfer Agent Fees       $ 11,000
Other                     $  2,904
Total                     $145,000

CERTAIN TERMS OF THE MERGER

          The following is a summary of certain provisions of the merger agreement and certain matters relating to the merger. The following summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement which is attached as Appendix A to this proxy statement and is incorporated herein by reference. You are urged to read the merger agreement in its entirety and to consider it carefully.

EFFECTIVE TIME OF THE MERGER

          We are working to complete the merger during ____________, 2007 so that we will terminate our registration with the SEC by _______, 2007. However, we cannot guarantee that the merger will be effective by the end of ______________ 2007.

          The merger will become effective at the time (i) of the filing with and acceptance for record of the certificate of merger by the Michigan Department of Labor & Economic Growth, or (ii) at such time as we specify in the certificate of merger. The certificate of merger will be filed as soon as practicable after the requisite approval of the merger proposal by the shareholders at the special meeting is obtained and the other conditions precedent to the consummation of the merger have been satisfied or waived. We cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived. See "-- Conditions to Consummation of the Merger."

CONVERSION AND EXCHANGE OF STOCK CERTIFICATES

          As soon as practicable after the merger is completed, we will mail to each shareholder receiving cash in the merger a letter of transmittal and instructions for surrendering their stock certificates. When these shareholders deliver their stock certificates to us along with the letter of transmittal and any other required documents, their stock certificates will be cancelled and they will be issued a check in the amount of $21.00 per share of common stock that is being cancelled in the merger.

          When the merger is completed, the shares of common stock owned by each shareholder receiving cash in the merger will automatically be converted into cash without any further action on the shareholder's part. In order to receive the cash, however, such shareholders must deliver to PSB their stock certificates along with a letter of transmittal and any other required documents. No service charge will be payable by shareholders in connection with the cash payments or otherwise; and all expenses will be borne by PSB. A shareholder will not be entitled to any distributions that are declared after the merger is completed on any shares of common stock that are automatically converted into cash as a result of the merger, regardless of whether the shareholder has surrendered his or her stock certificates to us. Each shareholder will be entitled to distributions on his or her common stock declared prior to the date on which the merger is completed, even if it is not paid until after the merger is completed provided he or she held the common stock on the date of record for such distribution. PLEASE DO NOT SURRENDER YOUR STOCK CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL

CONDITIONS TO CONSUMMATION OF THE MERGER

          The boards of directors of PSB and Merger Co. have approved the merger agreement and authorized the consummation of the merger. As the sole shareholder of Merger Co., PSB has approved the merger. The completion of the merger depends upon a number of events, including:

          - the approval of the merger and the merger agreement by the shareholders of PSB;

          - the approval of the merger and the merger agreement by the shareholders of Merger Co.;

          - the filing of a certificate of merger with the Michigan Department of Labor & Economic Growth; and

          - the receipt of all regulatory approvals, if any. See "-- Regulatory Requirements."

AMENDMENT OR TERMINATION OF THE MERGER AGREEMENT

          The merger agreement may be amended by mutual written agreement of our board of directors and board of directors of Merger Co., generally without the necessity of further action by you. However, your approval is required for any modification or amendment that:

          - changes the amount or kind of consideration that you will receive for your shares of common stock;

          -    changes any provision of PSB's articles of incorporation; or

          - changes any of the terms of the merger agreement, if the change would adversely affect your rights as a shareholder.

          No amendments or modifications to the merger agreement are presently contemplated. However, if there is any material amendment to the merger agreement before the special meeting, we will notify you and provide you with information relating to the amendments prior to the meeting.

          The merger agreement may be terminated by the mutual consent in writing of PSB and Merger Co. at any time before the filing of a certificate of merger with the Michigan Department of Labor & Economic Growth. At this time, the parties have no intention of terminating the merger agreement.

REGULATORY REQUIREMENTS

          Except for the filing of the certificate of merger with the Michigan Department of Labor & Economic Growth upon the approval of the merger by the PSB shareholders, and compliance with federal and state securities laws, we are not aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the merger.

RIGHTS OF DISSENTING SHAREHOLDERS, ACCESS TO CORPORATE FILES, APPRAISAL SERVICES

          Under applicable Michigan laws and PSB's articles of incorporation and bylaws, PSB's shareholders do not have the right to dissent from the merger and to receive the fair value of their shares in cash. However, Michigan law does give a shareholder of PSB the right to bring an action in Wayne County Circuit Court to establish that the acts of the board of directors are illegal, fraudulent or willfully unfair and oppressive to PSB or to the shareholder. Shareholders also have a right to bring an action against the board to establish that actions taken by the board constituted a breach of their fiduciary duties. If successful in any such action, the shareholder would be entitled to obtain the purchase price for the fair value of his or her shares, or in the alternative, an injunction against completion of the merger.

          Except as provided in this proxy statement under the captions "Where You Can Find More Information" and "May I obtain a copy of Donnelly Penman & Partners' valuation report", there have been no provisions established to grant unaffiliated security holders access to PSB's corporate files or to obtain counsel or appraisal services at PSB's expense.

ACCOUNTING TREATMENT

          The accounting treatment of the merger will be in accordance with accounting principles generally accepted in the United States of America. For shares that are exchanged for cash, the line item captioned "Capital surplus" will be reduced by the purchase price. For shares that remain outstanding, there will be no accounting impact.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

          The following discussion summarizes the material U.S. federal income tax consequences of the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any tax consequences under state, local or foreign laws.

          The discussion that follows neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. PSB does not intend to obtain a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. In addition, PSB does not intend to obtain an opinion from tax counsel with respect to the federal income tax consequences of the merger.

          This discussion assumes that you hold your shares of common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to:

          -    shareholders who are not citizens or residents of the United
               States;

          -    financial institutions;

          -    tax-exempt organizations and entities, including IRAs;

          -    insurance companies;

          -    dealers in securities; and

          - shareholders who acquired their shares of common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation.

Tax Consequences to Shareholders Who Retain Their Shares.

          If you are a shareholder who retains your shares of common stock in the merger and you do not receive any cash or property (including stock) as part of the merger, you will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger. The merger will not affect the adjusted tax basis or holding period of any shares of common stock that you continue to own following the merger.

Tax Consequences to Shareholders Who Receive Cash for their Shares.

          If you are a shareholder who receives cash for your shares of common stock in the merger, you should be treated for federal income tax purposes as having had your shares redeemed by PSB under Section 302 of the

Internal Revenue Code. Unless the cash received is treated as a dividend under
Section 301 of the Internal Revenue Code (as discussed below), you will recognize gain or loss for U.S. federal income tax purposes with respect to the cash received for your shares of common stock. The gain or loss will be measured by the difference between the amount of cash received, $21.00 per share, and the adjusted tax basis of your shares of common stock. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if you will have owned your shares of common stock for more than one year at the time the merger is completed.

          Section 302 of the Internal Revenue Code provides that the cash distribution will not be treated as a dividend if the distribution is (i) "not essentially equivalent to a dividend," (ii) "substantially disproportionate" with respect to the shareholder or (iii) completely terminates the shareholder's interest in our company. The constructive ownership rules of Section 318 of the Internal Revenue Code apply in comparing a shareholder's percentage interest in PSB immediately before and immediately after the merger. Generally, the constructive ownership rules under Section 318 treat a shareholder as owning (i) shares of common stock owned by certain relatives, related corporations, partnership, estates or trusts, and (ii) shares of common stock the shareholder has an option to acquire. If you receive cash for your common stock in the merger and completely terminate your direct and constructive ownership interest in PSB, you should recognize capital gain or loss as a result of the merger, and the cash distribution should not be treated as a dividend.

Tax Consequences to PSB, Merger Co. and the Bank.

          Neither PSB, Merger Co. nor the bank will recognize gain or loss for U.S. income tax purposes as a result of the merger.

Backup Withholding.

          Certain shareholders of PSB may be subject to backup withholding on the cash payments received for their shares of common stock. Backup withholding will not apply, however, if you furnish to PSB a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of completion of the merger (foreigners should contact their tax advisers).

          Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer's federal income taxes, that taxpayer may obtain a refund from the IRS.

          This discussion is only intended to provide you with a general summary and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. In addition, this discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the merger that are applicable to you.

PRO FORMA EFFECT OF THE MERGER

          The following selected pro forma financial data illustrates the pro forma effect of the transactions contemplated by the merger on PSB's financial statements as of and for the three months ended March 31, 2007 and as of and for the year ended December 31, 2006. Management has prepared this information based on its estimate that PSB will pay $21.00 to shareholders in lieu of fractional shares in the merger. Please see "Pro Forma Financial Information" for the complete pro forma financial information relating to this transaction.

                        SELECTED PRO FORMA FINANCIAL DATA
                      (In thousands except per share data)

                                       As of and for the   As of and for the
                                      three months ended       year ended
                                        March 31, 2007     December 31, 2006
                                      ------------------   -----------------
Net interest income                       $    4,749           $   18,868
Provision for loan losses                        120                1,839
Non-interest income                            1,255                5,003
Non-interest expense                           4,603               18,172
Income taxes                                     343                  921
Net earnings                                     938                2,939

PER COMMON SHARE
Basic earnings per share                         .32                 1.02
Diluted earnings per share                       .32                 1.02
Book value                                     14.31                14.27

AT PERIOD END
Assets                                       501,698              494,124
Shareholders' equity                          41,800               41,187
Common shares outstanding                  2,920,433            2,886,033
Weighted average shares outstanding        2,907,881            2,882,707

TERMINATION OF SECURITIES EXCHANGE ACT REGISTRATION

          PSB's common stock is currently registered under the Securities Exchange Act and quoted on the OTC Bulletin Board. We will be permitted to terminate our registration if there are fewer than 300 record holders of outstanding shares of PSB common stock. Upon the completion of the merger, PSB will have approximately 229 shareholders of record. We intend to apply for termination of the registration of PSB's common stock under the Securities Exchange Act as promptly as possible after the effective date of the merger.

          Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by PSB to its shareholders and to the Securities and Exchange Commission. After termination of registration with the SEC, PSB will no longer be required to file periodic reports under Section 13 of the Securities Exchange Act like the Annual Report on Form 10-K, the Quarterly Report on Form 10-Q, and Current Reports on Form 8-K. In addition, other provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16 and the requirement of furnishing a proxy or information statement in connection with shareholder meetings under
Section 14(a) would cease to apply to the Company 90 days after it files the required Form 15 suspending its reporting obligations under the Securities Exchange Act. The requirements of Rule 13e-3 regarding "going private" transactions, will also no longer apply to PSB.

          We estimate that termination of the registration of PSB common stock under the Securities Exchange Act will save PSB approximately $147,500 per year in legal, accounting, printing, management time and other expenses per year.

                            INFORMATION REGARDING THE
                         SPECIAL MEETING OF SHAREHOLDERS

TIME AND PLACE OF MEETING

          We are soliciting proxies through this proxy statement for use at a special meeting of PSB shareholders. The special meeting will be held at ________________ on ____________________________, 2007, at Peoples State Bank's
Main Office at 1800 East 12 Mile Road, Madison Heights, Michigan 48071.

RECORD DATE AND MAILING DATE

          The close of business on ________________, 2007, is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about _____________, 2007.

NUMBER OF SHARES OUTSTANDING

          As of the close of business on the record date, PSB had 5,000,000 shares of common stock, no par value, authorized of which 3,073,802 common shares were issued and outstanding. Each outstanding share of common stock is entitled to one vote on all matters presented at the meeting.

PURPOSE OF SPECIAL MEETING

          The purposes of the special meeting are:

          1. To consider and act upon a proposal to approve the merger of Merger Co., a wholly-owned subsidiary of PSB, with and into PSB as contemplated by the merger agreement attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the merger agreement, (a) each share of PSB common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of fewer than 1,380 shares of common stock, will be converted into, and will represent the right to receive from PSB $21.00 cash per share; and (b) each share of PSB common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of 1,380 or more shares of common stock will continue to represent one share of PSB common stock after the merger.

          2. To transact any other business as may properly come before the meeting or any adjournments of the meeting. (Please note that the meeting will not be adjourned for the purpose of soliciting additional proxies.)

VOTING AT THE SPECIAL MEETING

          The merger must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote at the special meeting. On __________________, 2007, PSB's directors and executive officers owned, directly or indirectly, 143,075, representing approximately 5%, of the approximately 3,073,802 outstanding shares of common stock as of that date. Each of the directors has indicated that he or she intends to vote his or her shares in favor of the proposed merger.

DISSENTERS' RIGHTS

          Applicable Michigan laws do not entitle shareholders of PSB to dissent from the merger. See "Description of the Merger-Dissenters' Rights."

PROCEDURES FOR VOTING BY PROXY

          If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval of Proposal 1 and in the best judgment of the persons appointed as proxies on all other matters properly brought before the special meeting on all matters which were unknown to us a reasonable time before the solicitation.

          You can revoke your proxy at any time before it is voted by delivering to David A. Wilson, Chief Financial Officer, 1800 East 12 Mile Road, Madison Heights, Michigan 48071, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

REQUIREMENTS FOR SHAREHOLDER APPROVAL

          A quorum will be present at the meeting if a majority of the shares of PSB common stock entitled to vote are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Approval of the merger requires the affirmative vote of a majority of the shares of PSB entitled to vote on Proposal
1. Any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than are voted against the matter. We will count abstentions and broker non-votes in determining the minimum number of votes required for approval.

          Based on the 3,073,802 shares outstanding as of the record date, a quorum will consist of 1,536,902 shares represented either in person or by proxy. Based on the 3,073,802 shares outstanding as of the record date, the minimum number of votes required to be cast in favor of the proposal in order to approve the merger is 1,536,902.

          Abstentions. A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any proposal will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Since the proposal must be approved by the affirmative vote of a majority of the shares entitled to vote, an abstention has the effect of a vote against the proposal.

          Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain no voting instructions by the broker on a particular matter are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Since the proposal must be approved by the affirmative vote of a majority of the shares entitled to vote, a broker non-vote has the effect of a vote against the proposal.

SOLICITATION OF PROXIES

          Proxies are being solicited by our board of directors, and PSB will pay the cost of the proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

                    INFORMATION ABOUT PSB AND ITS AFFILIATES

GENERAL

          PSB Group, Inc. ( "PSB") was formed on February 28, 2003 as a bank holding company for the purpose of owning Peoples State Bank (the "bank") pursuant to a plan of reorganization adopted by the bank and its shareholders. PSB's executive offices are located at 1800 East 12 Mile Road, Madison Heights, Michigan 62711, and its telephone number is 248-548-2900.

          The bank was incorporated and chartered as Peoples State Bank under the laws of the state of Michigan in 1909. The bank provides a full range of retail and commercial banking services designed to meet the borrowing and depository needs of small and medium sized businesses and consumers in local areas. Substantially all of the bank's loans are to customers located within its service area. The primary service area of the bank consists of southern Oakland County, southern Macomb County, those portions of Wayne County that include the city of Detroit and its northern suburbs and a portion of Genesee County, in particular, the cities of Fenton and Linden.

          The bank's principal business consists of attracting retail deposits from the general public and investing those funds primarily in commercial business loans, construction, commercial and multi-family real estate, consumer, and owner-occupied, one-to-four family mortgages. The bank's revenues are derived principally from interest on loans, investment securities and overnight deposits, as well as fees and charges on deposit accounts.

          The bank offers a variety of deposit accounts having a wide range of interest rates and terms, which generally include passbook and statement savings accounts, money market deposit accounts, NOW and non-interest bearing checking accounts and certificates of deposit. At March 31, 2007, the bank had assets of $504.8 million, deposits of $449.8 million and shareholders' equity of $44.9 million.

MERGER CO.

          Merger Co. is a newly-formed Michigan corporation, organized solely for the purpose of facilitating the merger transaction. Merger Co. will merge into PSB and will cease to exist after the merger. Merger Co. has not conducted any activities other than those incident to its formation, its negotiation and execution of the merger agreement, and its assistance in preparing various SEC filings related to the proposed ongoing private transaction. Merger Co. has no significant assets, liabilities or shareholders' equity. The address and telephone number of Merger Co.'s principal offices are the same as PSB.

          Merger Co. has not been convicted in a criminal proceeding during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.

DIRECTORS AND EXECUTIVE OFFICERS OF PSB GROUP, INC.

          The following sets forth certain information with respect to PSB's executive officers as of [__________], 2007.

                                                                                   PRINCIPAL OCCUPATION
NAME AND AGE                         POSITION WITH THE COMPANY                    DURING PAST FIVE YEARS
------------                  ---------------------------------------   ------------------------------------------
Michael J. Tierney, 52        President and Chief Executive Officer     President and Chief Executive Officer
                                                                        since January 2007. President of Peoples
                                                                        State Bank since July 2006. Managing
                                                                        director for business banking in the
                                                                        midwest region for JP Morgan Chase from
                                                                        February 2006 to June 2006. Prior to
                                                                        February 2006, Mr. Tierney spent 28 years
                                                                        at Comerica Inc. where he held executive
                                                                        positions in retail banking, corporate
                                                                        banking, private banking and product
                                                                        management.

Michael J. Banks, 48          Senior Vice President and Chief Lending   Senior Vice President, Chief Loan Officer,
                              Officer                                   Peoples State Bank since March, 2007.
                                                                        Prior to March, 2007, Mr. Banks spent 23
                                                                        ears at Comerica, Inc. where he held
                                                                        positions in various lending and private
                                                                        banking job titles, with the last 12 years
                                                                        in management.

Tami H. Janowicz, 49          Senior Vice President,                    Senior Vice President Compliance/Branch
                              Compliance/Branch Operations              Operations since March, 2007, Senior Vice
                                                                        President - Retail Banking since February
                                                                        2005; Vice President - Compliance and CRA
                                                                        since Dec. 2001; Asst. Vice Pres. - Human

                                                                        Resources since 1998.

Catherine M. Revord, 47       Senior Vice President - Human Resources   Senior Vice President - Human Resources
                                                                        since July, 2005; Vice President - Human
                                                                        Resources from October 2001 to July 2005.

Gary D. Forhan                Senior Vice President of Marketing        Senior Vice President, Marketing Product
                                                                        Management since January, 2007. Prior to
                                                                        2007, Mr. Forhan spent two years at
                                                                        Citizens Bank as the Manager of Product
                                                                        Management. Prior to 2005, Mr. Forhan
                                                                        held various positions at Michigan
                                                                        National Bank including Director of
                                                                        Product and Project Management.

Vincent J. Szymborski, Jr.    Senior Vice President of Retail           Senior Vice President, Personal
                              Operations                                Finance/Banking since March, 2007. Prior
                                                                        to March, 2007, Mr. Szymborski spent 25
                                                                        years at Comerica, Inc. From 1997 to
                                                                        2007, First Vice President, Group Product
                                                                        Manager, Product Management. Prior to
                                                                        1997, Mr. Szymborski held various
                                                                        positions at Comerica including Financial
                                                                        Manager and Community Banking Officer.

David A. Wilson, 46           Senior Vice President and Chief           Senior Vice President and Chief Financial
                              Financial Officer                         Officer since 1991.

          PSB's executive officers are appointed annually by the board of directors at the meeting of directors following the Annual Meeting of shareholders. There are no family relationships among these officers and/or directors or any arrangement or understanding between any officer and any other person pursuant to which the officer was elected.

          Set forth below is biographical information regarding each of our directors other than Mr. Tierney whose information is set forth above:

David L. Wood, Age 62         David L. Wood recently retired from Colonial
                              Bushings, Inc., a manufacturer of precision
                              tooling components, where he had been Manager
                              since 1973. Mr. Wood has served as a director of
                              the Company since 1985 and has served as its
                              Chairman since 2000.

Robert L. Cole, Age 65        Robert L. Cole has been with the Company since
                              1996 serving as its President and Chief Executive
                              Officer up until December 31, 1996. Mr. Cole
                              continues to serve as a director of the Company.
                              Mr. Cole also previously served as President of
                              The State Bank located in Fenton, Michigan from
                              1977 until 1996.

Michael J. Kowalski, Age 43   Michael J. Kowalski has served as President of
                              Kowalski Companies, a sausage and meat
                              manufacturer, since 1994. Mr. Kowalski has served
                              as a director of the Company since 1994.

Sydney L. Ross, Age 57        Sydney L. Ross is the President of General Wine
                              and Liquor Company, a

                              wholesale wine and spirit delivery company and has served in such capacity since 1978. Mr. Ross became a director of the Company in 2001

James B. Jacobs, Age 63       Elected to the board of directors in 2003.
                              Director of the Center for Workforce Development,
                              Macomb Community College (6/00-present); Associate
                              Vice President, Macomb Community College
                              (1/95-6/00).

Longine V. Morawski, Age 55   President of MP Tool & Engineering, a
                              manufacturing company, since 1974. Mr. Morawski
                              has served as a director of the Company since 1999
                              and has served as Vice Chairman of the Board of
                              Directors of the Company since 2000.

Edward H. Turner, Age 60      President of Turner and Associates Consultants, a
                              consulting firm which specializes in providing
                              consulting services to financial institutions,
                              since 1994. Mr. Turner was appointed to the Board
                              of Directors in 2001.

          All of the above-listed persons are U.S. citizens. During the past five years, none of them have been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. Nor have any of them been convicted in any criminal proceeding during the past five years. The business address and telephone number of the directors and executive officers at the Company is 1800 East 12 Mile Road, Madison Heights, Michigan 48071, telephone 248-548-2900.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

          The following table sets forth information as of ___________, 2007 with respect to the persons and groups known to PSB to be the beneficial owners of more than five percent of PSB's common stock, each of the directors, executive officers, and all directors and executive officers as a group before and their anticipated ownership after the merger.

                                                   Prior to Merger                             After Merger
                                       ---------------------------------------   ---------------------------------------
Name and Address                        Number of Shares     Percent of Shares    Number of Shares     Percent of Shares
of Beneficial Owner                    Beneficially Owned   Beneficially Owned   Beneficially Owned   Beneficially Owned
-------------------                    ------------------   ------------------   ------------------   ------------------
5% or more beneficial owners:

Christopher S. Olson                        276,277(1)             9.12%              276,277                9.44%
22641 Statler
St. Clair Shores, MI 48081

Lance K. Olson                              226,277(2)             7.45%              226,277                7.73%
305 Lincoln
Grosse Pointe, MI 48230

Madison Holdings Limited Partnership        237,157(3)             7.78%              237,157                8.11%
27301 Dequindre Road
Madison Heights, Michigan  48071

Dr. Leon Fill Foundation                      5,351(3)              .17%                5,351                 .18%
27301 Dequindre Road
Madison Heights, Michigan  48071

Norman M. Fill                                  597(3)              .02%                  --                   --
27301 Dequindre Road
Madison Heights, Michigan  48071

----------
(1)  Based upon information disclosed in a Schedule 13G filed on July 6, 2006.

(2)  Based upon information disclosed in a Schedule 13G filed on July 6, 2006.

(3) Based upon information disclosed in Schedules 13D filed on or around August 31, 2001 and records of the Company's stock transfer agent. Madison Holdings Limited Partnership ("Madison"), Dr. Leon Fill Foundation (the "Foundation"), and Norman M. Fill ("Fill") disclosed that they had sole power to vote or dispose of certain shares. Fill is the managing partner of Madison and the sole trustee of the Foundation. Madison, the Foundation and Fill are believed to own an aggregate of 243,105 shares of common stock or approximately 7.9%.

                                                   Prior to Merger                             After Merger
                                       ---------------------------------------   ---------------------------------------
Name and Address                        Number of Shares     Percent of Shares    Number of Shares     Percent of Shares
of Beneficial Owner                    Beneficially Owned   Beneficially Owned   Beneficially Owned   Beneficially Owned
-------------------                    ------------------   ------------------   ------------------   ------------------
Michael J. Banks (Executive Officer)           10,000(2)               *                  10,000               *
Robert L. Cole (Director)                 10,337.3924(3)               *             10,337.3924               *
Gary D. Forhan (Executive Officer)                  0                  *                       0               *
James B. Jacobs (Director)                      2,315(4)               *                   2,000               *
Tami Janowicz (Executive Officer)          2,881.5517(5)               *              2,881.5517               *
Michael J. Kowalski (Director)            12,552,9569(6)               *             12,552,9569               *
Longine V. Morawski (Director)            30,848.0733(7)             1.0             30,848.0733            1.05
Catherine M. Revord (Executive
   Officer)                                2,605,4534(8)               *              2,605,4534               *
Sydney L. Ross (Director)                 19,525.5861(9)               *             19,525.5861               *
Vincent J. Szymborski, Jr.
   (Executive Officer)                          8,600(10)              *                   8,600               *
Michael J. Tierney (Director and
   Executive Officer)                          15,509(11)              *                  15,509               *
Edward H. Turner (Director)                     3,190(12)              *                   2,000               *
David A. Wilson (Executive Officer)       11,729.6263(13)              *             11,729.6263               *
David L. Wood (Director-Chairman)              44,648(14)          1.45%                  44,648            1.51%

All directors and executive officers
as a group (14 persons)                  174,742.6401              5.65%            173,237.6401            5.88%

(1) The securities "beneficially owned" by an individual are determined as of [RECORD DATE], 2007 by information obtained from the persons listed above, in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include securities owned by or for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the date of this Proxy Statement. Unless otherwise indicated below, the persons named in this table have sole voting and sole investment power or share voting and investment power with their respective spouses, with respect to all shares beneficially owned. Beneficial ownership may be disclaimed as to certain of the securities.

(2)  All shares are restricted stock subject to forfeiture.

(3) Includes 5,000 shares subject to options granted under the Company's Stock Option Plan which are currently exercisable or will become exercisable within 60 days and excludes 10,000 shares subject to unexercisable options.

(4) Includes 2,000 shares subject to options granted under the Company's Stock Option Plan which are currently exercisable or will become exercisable within 60 days and excludes 4,000 shares subject to unexercisable options.

(5) Includes 1,333 shares subject to options granted under the Company's Stock Option Plan which are currently exercisable or will become exercisable within 60 days and excludes 3,667 shares subject to unexercisable options

(6) Includes 2,000 shares subject to options granted under the Company's Stock Option Plan which are currently exercisable or will become exercisable within 60 days and excludes 4,000 shares subject to unexercisable options. Also includes 8,999 phantom stock units acquired by Mr. Kowalski under the Company's Deferred Compensation Plan for which payment is to be made in the form of Company common stock.

(7) Includes shares owned by MP Tooling & Engineering, Inc. and LVM Enterprises, Inc., both of which companies are 100% owned by Mr. Morawski. Also includes 2,000 shares subject to options granted under the Company's Stock Option Plan which are currently exercisable or will become exercisable within 60 days and excludes 4,000 shares subject to unexercisable options.

(8) Includes 1,333 shares subject to options granted under the Company's Stock Option Plan which are currently exercisable or will become exercisable within 60 days and excludes 4,667 shares subject to unexercisable options.

(9) Includes 2,000 shares subject to options granted under the Company's Stock Option Plan which are currently exercisable or will become exercisable within 60 days and excludes 4,000 shares subject to unexercisable options.

(10) All shares are restricted stock subject to forfeiture.

(11) Includes 1,250 shares of restricted stock which vest on July 5, 2008 and 1,250 shares which vest on July 5, 2010. Excludes 5,000 shares subject to unexercisable options.

(12) Includes 2,000 shares subject to options granted under the Company's Stock Option Plan which are currently exercisable or will become exercisable within 60 days and excludes 4,000 shares subject to unexercisable options

(13) Includes 2,000 shares subject to options granted under the Company's Stock Option Plan which are currently exercisable or will become exercisable within 60 days and excludes 4,000 shares subject to unexercisable options.

(14) Includes 2,000 shares subject to options granted under the Company's Stock Option Plan which are currently exercisable or will become exercisable within 60 days and excludes 4,000 shares subject to unexercisable options. Also includes 2,500 phantom stock units acquired by Mr. Wood under the Company's Deferred Compensation Plan for which payment is to be made in the form of Company common stock.

*    Less than 1% ownership as a percent of class.

RECENT AFFILIATE TRANSACTIONS IN PSB STOCK

          There were no transactions in PSB's common stock by its affiliates which have occurred over the last sixty days.

STOCK REPURCHASES BY PSB GROUP, INC.

          During the past two years, PSB has not repurchased any shares of its common stock:

MARKET FOR COMMON STOCK AND DIVIDEND INFORMATION

          PSB's common stock is quoted on the OTC Bulletin Board under the symbol "PSBG." The table below sets forth the high and low sales prices for the common stock from January 1, 2005, through [__________], 2007 as reported by the OTC Bulletin Board, for the calendar quarters indicated, and the dividends declared on the stock in each quarter. These price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

                                             Dividend
                              High    Low    Declared
                             -----   -----   --------
2007
   First Quarter             16.90   15.20     0.18
   Second Quarter            20.00   15.05     0.18
   Third Quarter (to-date)   _____   _____     ____

2006
   First Quarter             17.70   17.00     0.18
   Second Quarter            17.30   15.70     0.18
   Third Quarter             16.85   15.50     0.18
   Fourth Quarter            19.00   16.10     0.18

2005
   First Quarter             23.02   21.50     0.17
   Second Quarter            22.50   18.52     0.17
   Third Quarter             19.83   18.56     0.18
   Fourth Quarter            19.15   17.25     0.18

          As of [RECORD DATE], there were approximately 518 common shareholders of record, not including beneficial owners whose shares may be registered in "street" name.

          After the merger, PSB will not be required to file reports under the Securities Exchange Act, and its common stock will not be registered under the Securities Exchange Act. PSB anticipates that its stock will continue to be quoted in the over-the-counter market on the OTC Bulletin Board and in the "Pink Sheets." The "Pink Sheets" is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, Pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded. Howe Barnes Investments, Inc. and Monroe Securities, Inc. have agreed to continue to use their best efforts to make a market in the shares of common stock as long as the volume of trading and certain other market making considerations justify such activity.

DESCRIPTION OF COMMON STOCK

          PSB is authorized to issue 5,000,000 shares of common stock, no par value. The authorized but unissued and unreserved shares of common stock are available for general corporate purposes, including, but not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering or under employee benefit plans.

          Voting Rights. Each share of the common stock has the same relative rights and is identical in all respects with every other share of the common stock. The holders of the common stock possess exclusive voting rights in PSB. Except as provided below, each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of the common stock.

          Dividends. PSB has consistently issued dividends to the holders of the common stock, who are and will continue to be entitled to share equally in any such dividends. For additional information as to dividends, see "Dividend Policy" below.

          Liquidation. In the unlikely event of the complete liquidation or dissolution of PSB, holders of the common stock would be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of the Company; (ii) any accrued dividend classes; (iii) liquidation preferences upon any preferred stock and other serial preferred stock which may be issued in the future; and (iv) any interest in the liquidation account.

          Other Characteristics. Holders of the common stock do not have preemptive rights with respect to any additional shares of common stock which may be issued. Therefore, the board of directors may sell shares of common stock of PSB without first offering such shares to existing shareholders. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by PSB of the full purchase price therefor are fully paid and nonassessable.

          Transfer Agent and Registrar. The transfer agent and registrar for the common stock is Registrar and Transfer Company, Cranford, New Jersey.

DIVIDEND POLICY

          Future dividend payments may be made at the discretion of PSB's board of directors, considering factors such as operating results, financial condition, regulatory restrictions, tax consequences, and other relevant factors.

                       SELECTED HISTORICAL FINANCIAL DATA

FINANCIAL CONDITION DATA:

                                                                At December 31,
                                    As of        -----------------------------------------------
                                March 31, 2007     2006      2005      2004      2003      2002
                                --------------   -------   -------   -------   -------   -------
                                                                 (in thousands)
Assets                              504,808      497,234   495,011   461,342   401,511   402,589
Loans, net                          405,014      394,087   361,423   335,280   322,375   280,970
Cash and cash equivalents            13,788       13,950    12,261    14,253    14,308    14,158
Securities available for sale        63,109       63,748    93,645    91,125    47,619    87,498
Securities held to maturity               0            0         0         0         0         0
Deposits                            449,764      433,960   424,658   411,132   350,988   340,780
Borrowed Funds                        8,590       17,619    26,210     5,000     7,420    14,210
Shareholders' Equity                 44,710       44,246    42,950    42,981    41,011    45,473
Book value per share                  14.64        14.58     14.25     14.19     13.54     13.75

OPERATING DATA:

                                                                For Years Ended December 31,
                                        Year to Date    ------------------------------------------
                                       March 31, 2007    2006     2005     2004     2003     2002
                                       --------------   ------   ------   ------   ------   ------
                                                                     (in thousands)
Interest Income                            8,280        32,059   27,518   22,633   22,096   24,421
Interest Expense                           3,531        13,191    9,369    5,831    5,463    6,816
                                           -----        ------   ------   ------   ------   ------
Net interest income before provision
   for loan losses                         4,749        18,868   18,149   16,802   16,633   17,605
Provision for loan losses                    120         1,839    1,554    1,200       --     (800)
                                           -----        ------   ------   ------   ------   ------
Net interest income after provision
   for loan losses                         4,629        17,029   16,595   15,602   16,633   18,405
Noninterest income                         1,255         5,003    6,289    5,826    6,035    4,668
Noninterest expense                        4,657        18,250   17,372   15,647   16,998   15,734
                                           -----        ------   ------   ------   ------   ------
Income before income tax expense           1,227         3,782    5,512    5,781    5,670    7,339
Income tax expense                           325           894    1,507    1,563    1,457    2,050
                                           -----        ------   ------   ------   ------   ------
Net Income                                   902         2,888    4,005    4,218    4,213    5,289
                                           =====        ======   ======   ======   ======   ======
Basic earnings per share                    0.30          0.95     1.32     1.39     1.29     1.60
Diluted earnings per share                  0.30          0.95     1.32     1.39     1.29     1.60

                                                      At  or for the Year Ended December 31,
                                             At       --------------------------------------
                                       March 31, 2007  2006    2005    2004    2003    2002
                                       -------------- -----   -----   -----   -----   ------
Return on assets (net income
   as a percentage of average total
   assets)                                  0.73%      0.58%   0.83%   0.99%   1.04%   1.33%
Return on equity (net income
    as a percentage of average equity)
                                            8.14%      6.65%   9.22%  10.08%   9.30%  12.06%

Equity-to-assets ratio (average
   equity as a percentage of average
   total assets)                            8.91%      8.74%   8.97%   9.79%  11.23%  11.05%
Interest rate spread                        3.92%      3.51%   3.56%   3.84%   4.05%   4.33%
Net interest margin for period              4.07%      4.04%   3.99%   4.19%   4.41%   4.74%
Noninterest expense, as a
   percentage of average total assets       3.74%      3.68%   3.59%   3.66%   4.22%   3.97%
Allowance for possible loan
   losses as a percentage of total
   loans                                    1.06%      1.07%   1.00%   1.00%   1.19%   1.62%
Non-performing assets as
   a percentage of total assets             1.93%      1.61%   0.91%   0.87%   1.11%   1.03%
Dividend Payout Ratio                      60.86%     75.59%  53.26%  47.20%  46.76%  40.93%

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

                      (In thousands except per share data)

          The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2007 (the "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated statements of earnings for the year ended December 31, 2006 and three month period ended March 31, 2007 (the "Pro Forma Earnings Statement"), show the pro forma effect of the merger. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the merger occurred at January 1, 2007, while the pro forma adjustments to the Pro Forma Earnings Statements are computed as if the merger was consummated on January 1, 2006, the earliest period presented. The following financial statements do not reflect any anticipated cost savings which may be realized by PSB after consummation of the merger.

          The pro forma information does not purport to represent what PSB's results of operations actually would have been if the merger had occurred on January 1, 2006.

PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

          The following unaudited pro forma consolidated balance sheet as of March 31, 2007 and the unaudited pro forma consolidated income statements for the year ended December 31, 2006, and the three months ended March 31, 2007, give effect to the following:

          - We have assumed that the merger occurred as of January 31, 2007, for the purposes of the consolidated balance sheet, and as of January 1, 2006, respectively, with respect to the consolidated income statements for the year ended December 31, 2006, and the three months ended March 31, 2007.

          - We have assumed that a total of 148,119 shares are cashed out in the merger at a price of $21.00 per share for a total of $3,110,499.

          - We have assumed that all of the cash required to consummate the merger will be provided from working capital of the corporation.

          - We have adjusted for anticipated cost savings, estimated to be approximately $78,000 for the year ended December 31, 2006 and $53,600 for the three months ended March 31, 2007. The applicable incremental federal income tax rate is assumed to be 34%. This is an estimate of the actual cost incurred in these periods for legal, accounting and other professional fees associated with the filing requirements under the Securities Exchange Act. This adjustment is not a prediction of future results. No adjustment is made for employee overhead, indirect or incidental expenses. Management estimates that costs associated with being a filing company under the Securities Exchange Act will be higher in later periods.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                           MARCH 31, 2007 (Unaudited)

(In thousands, except share and per share data)

                                                                            As of March 31, 2007
                                                                    ------------------------------------
                                                                                  Pro Forma    Pro Forma
                                                                    Historical   Adjustments    Combined
                                                                    ----------   -----------   ---------
                                                                                 (Unaudited)
ASSETS
   Cash and non interest bearing deposits                              13,743      (3,110)       10,633
   Interest bearing deposits in other financial institutions               45                        45
   Federal funds sold                                                       0                         0
                                                                      -------      ------       -------
      Total cash and cash equivalents                                  13,788      (3,110)       10,678
   Time deposits with other financial institutions                          0                         0
   Securities available for sale                                       61,577                    61,577
   Securities held to maturity                                              0                         0
   Federal Home Loan Bank (FHLB) stock                                  1,532                     1,532
                                                                      -------      ------       -------
   Total securities                                                    63,109                    63,109
   Loans held for sale                                                  1,324                     1,324
   Loans:
      Commercial and agricultural                                     313,435                   313,435
      Installment                                                      27,731                    27,731
      Real estate mortgage                                             68,080                    68,080
                                                                      -------      ------       -------
            Total loans                                               409,246                   409,246
         Allowance for loans losses                                    (4,232)                   (4,232)
            Net loans                                                 405,014                   405,014
   Premises and equipment, net                                         12,599                    12,599
   Accrued interest receivable                                          2,706                     2,706
   Bank owned life insurance                                                0                         0
   Other assets                                                         6,268                     6,268
                                                                      -------      ------       -------
            Total assets                                              504,808      (3,110)      501,698
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
   Deposits:
      Non interest bearing                                             59,327                    59,327
      Interest bearing                                                390,437                   390,437
                                                                      -------      ------       -------
            Total deposits                                            449,764                   449,764
   Accrued interest payable                                               468                       468
   Federal funds purchased                                              8,000                     8,000
   FHLB borrowings                                                          0                         0
   Other liabilities                                                    1,666                     1,666
                                                                      -------      ------       -------
            Total liabilities                                         459,898                   459,898
SHAREHOLDERS' EQUITY
   Common stock:  no  par value, 5,000,000 shares authorized;          20,753      (3,110)       17,643
      3,068,552 shares outstanding at March 31, 2007 and
      2,920,433 as adjusted
   Additional paid in capital                                            (822)                     (822)
   Retained earnings                                                   25,415                    25,415
   Accumulated other comprehensive income, net of tax of $25 as
      of March 31, 2007                                                  (436)                     (436)
                                                                      -------      ------       -------
   Total shareholders' equity                                          44,910      (3,110)       41,800
                                                                      -------      ------       -------
   Total liabilities and shareholders' equity                         504,808      (3,110)      501,698
                                                                      -------      ------       -------

                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                    YEAR ENDED DECEMBER 31, 2006 (Unaudited)

(In thousands, except share and per share data)

                                                          Year Ended December 31, 2006
                                                      ------------------------------------
                                                                   Year-Ended:
                                                                    Pro Forma    Pro Forma
                                                      Historical   Adjustments    Combined
                                                      ----------   -----------   ---------
Interest and Dividend Income
   Loans, including fees                                28,603                     28,603
   Securities: Taxable                                   2,078                      2,078
               Tax exempt                                1,234                      1,234
   FHLB stock                                               81                         81
   Federal funds sold and other                             63                         63
                                                        ------                     ------
      Total interest and dividend income                32,059                     32,059
Interest expense
   Deposits                                             12,860                     12,860
   FHLB borrowing and other debt                           331                        331
                                                        ------                     ------
      Total interest expense                            13,191                     13,191
                                                        ------                     ------
Net interest income                                     18,868                     18,868
Provision for loan losses                                1,839                      1,839
                                                        ------                     ------
Net interest income after provision for loan losses     17,029                     17,029
Non-interest income
   Service charges on deposits                           2,295                      2,295
   Net gains on sales of loans                           1,041                      1,041
   Investment commission fees                               74                         74
   Other                                                 1,593                      1,593
                                                        ------                     ------
      Total non interest income                          5,003                      5,003
Non-interest expense
   Salaries and employee benefits                        9,413                      9,413
   Occupancy and equipment                               4,100                      4,100
   Other                                                 4,737         (78)         4,659
                                                        ------         ----        ------
      Total non interest expense                        18,250         (78)        18,172
                                                        ------         ----        ------
Income before income tax expense                         3,782           78         3,860
Income tax expense                                         894           27           921
Net income                                               2,888           51         2,939
                                                        ------         ----        ------
Basic earnings per share                                  0.95         0.07          1.02
Diluted earnings per share                                0.95         0.07          1.02

Assumes $78,000 in costs savings ($26,000 accounting fees; $40,000 securities counsel; $11,000 corporate communications; $1,000 SEC filings).

                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                  THREE MONTHS ENDED MARCH 31, 2007 (Unaudited)

(In thousands, except share and per share data)

                                            Three Months Ended March 31, 2007:
                                           ------------------------------------
                                                         Pro Forma    Pro Forma
                                           Historical   Adjustments    Combined
                                           ----------   -----------   ---------
Interest and Dividend Income
   Loans, including fees                      7,594                     7,594
   Securities: Taxable                          396                       396
               Tax exempt                       270                       270
   FHLB stock                                    20                        20
   Federal funds sold and other                   0                         0
                                              -----                     -----
      Total interest and dividend income      8,280                     8,280
Interest expense
   Deposits                                   3,397                     3,397
   FHLB borrowing and other debt                134                       134
                                              -----                     -----
      Total interest expense                  3,531                     3,531
Net interest income                           4,749                     4,749
Provision for loan losses                       120                       120
                                              -----                     -----
Net interest income after provision for
   loan losses                                4,629                     4,629
Non-interest income
   Service charges on deposits                  567                       567
   Net gains on sales of loans                  267                       267
   Investment commission fees                    12                        12
   Other                                        409                       409
                                              -----                     -----
      Total non interest income               1,255                     1,255
Non-interest expense
   Salaries and employee benefits             2,395                     2,395
   Occupancy and equipment                    1,049                     1,049
   Other                                      1,213         (54)        1,159
                                              -----        ----         -----
      Total non interest expense              4,657         (54)        4,603
                                              -----        ----         -----
Income before income tax expense              1,227          54         1,281
Income tax expense                              325          18           343
                                              -----        ----         -----
Net income                                      902          36           938
                                              -----        ----         -----
Basic earnings per share                       0.29        0.03          0.32
Diluted earnings per share                     0.29        0.03          0.32

Assumes $53,600 in costs savings ($16,800 accounting fees; $29,000 securities counsel; $7,500 corporate communications; $300 SEC filings).

            PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES (unaudited)

                                 (in thousands)

                                                          Pro Forma                    Pro Forma      Pro Forma
                                  Year         Year         Year      Three months   Three months   Three months
Ratio of earnings to fixed        Ended        ended        ended         ended          ended          ended
charges                        12/31/2006   12/31/2005   12/31/2006     3/31/2007      3/31/2006      3/31/2007
--------------------------     ----------   ----------   ----------   ------------   ------------   ------------
EARNINGS
ADD
Pretax income                     3,782        5,512        3,860         1,227          1,003          1,281
Fixed charges                    13,191        9,369       13,191         3,531          3,019          3,531
Amortization of
   capitalized interest
Distributed income of
   equity investees
Share of pre-tax losses of
   equity  investees for
   which charges arising
   from guarantees are
   included in fixed charges
LESS
Interest capitalized
Preference security
   dividend requirements
Minority interest in
   pre-tax income of
   subsidiaries that have
   not incurred fixed
   charges
Total earnings                   16,973       14,881       17,051         4,758          4,022          4,812
                                 ------       ------       ------        ------         ------         ------
FIXED CHARGES
Interest expensed &
   capitalized                   13,191        9,369       13,191         3,531          3,019          3,531
Amortized premiums,
   discounts and
   capitalized expenses
Interest within rental
   expense
Preference security
   dividend requirements of
   consolidated subs
Total fixed charges              13,191        9,369       13,191         3,531          3,019          3,531
                                 ------       ------       ------        ------         ------         ------
RATIO OF EARNINGS TO FIXED
   CHARGES                       128.67%      158,83%      129.26%       134.75%        133.22%        136.28%

                   PRO FORMA BOOK VALUE PER SHARE (UNAUDITED)

                 (in thousands except share and per share data)

                                           Actual      Pro Forma    Pro Forma
                                          3/31/2007   Adjustments    Combined
                                         ----------   -----------   ---------
Common stock-no par value, authorized
   5,000,000 shares; 3,068,552 shares
   issued and outstanding                    20,753      (3,110)       17,643
Capital surplus                                (822)                     (822)
Retained earnings                            25,415                    25,415
Accumulated other comprehensive income         (436)                     (436)
                                         ----------     -------     ---------
Total shareholders' equity                   44,910      (3,110)       41,800
                                         ----------     -------     ---------
Outstanding shares 3/31/2007              3,068,552     148,119     2,920,433
BOOK VALUE PER SHARE 3/31/2007           $    14.64      (21.00)        14.31

                          FUTURE SHAREHOLDER PROPOSALS

          In the event the merger proposal is not approved by the shareholders or, if approved, is not ultimately completed, then shareholders may submit proposals for consideration at the 2008 annual meeting of shareholders under Rule 14a-8 of the 1934 Act. Shareholder proposals submitted pursuant to Rule 14a-8 for inclusion in the proxy statement and form of proxy must be received by us a reasonable time before we begin to print and mail our proxy statement for that meeting. The proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement and should be directed to: PSB Group, Inc., Attention: David A. Wilson, 1800 East 12 Mile Road, Madison Heights, Michigan 48071.

                       WHERE YOU CAN FIND MORE INFORMATION

          PSB files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC's Public Reference Room, 100 F Street, N.W., Washington, D.C. 20549.

          The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers including PSB, who file electronically with the SEC. The address of that site is http://www.sec.gov.

          PSB and the merger subsidiary have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC's website.

                       DOCUMENTS INCORPORATED BY REFERENCE

          The SEC allows PSB to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

          This document incorporates by reference the documents listed below that PSB has filed previously with the SEC. They contain important information about PSB and its financial condition.

          -    PSB's Annual Report on Form 10-K for the year ended December 31,
               2006.

          - PSB's Quarterly Report on Form 10-Q, as amended, for the quarter ended March 31, 2007.

          We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to David A. Wilson, Chief Financial Officer, PSB Group, Inc., 1800 East 12 Mile Road, Madison Heights, Michigan 48071. His telephone number is 248-548-2900.

          These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

          We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

                                        By Order of the Board of Directors,


                                        ----------------------------------------
                                        David A. Wilson
                                        Secretary

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                               PSB GROUP, INC. AND
                                 PSB MERGER CO.

          AGREEMENT AND PLAN OF MERGER (this "MERGER AGREEMENT"), dated as of May 23, 2007, by and between PSB Merger Co., a Michigan corporation ("MERGER CO."), and PSB Group, Inc., a Michigan corporation ("PSB").

                                    RECITALS

          Merger Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. As of the date hereof, the authorized capital stock of Merger Co. consists of 60,000 shares of Common Stock, no par value ("MERGER CO. COMMON STOCK"), of which 1 share is issued and outstanding.

          PSB is a corporation duly organized and validly existing under the laws of the State of Michigan. As of the date hereof, the authorized capital stock of PSB consists of its common stock, no par value ("PSB COMMON STOCK"), of which 5,000,000 shares are presently authorized and of which 3,048,452 shares are issued and outstanding.

          The respective Boards of Directors of PSB and Merger Co. deem this Merger Agreement to be advisable and in the best interests of each such corporation and their respective shareholders. The respective Boards of Directors of PSB and Merger Co., by resolutions duly adopted, have approved the Merger Agreement and have each recommended that the Merger Agreement be approved by their respective shareholders and have each directed that this Merger Agreement be submitted for approval by their respective shareholders. Shareholders of PSB and shareholders of Merger Co. are each entitled to vote to approve the Merger Agreement. Except in connection with the exercise of stock options and stock issued pursuant to restricted stock awards granted to employees, the number of shares of PSB Common Stock (each a "PSB SHARE") is not subject to change before the Effective Time (as hereinafter defined). The number of shares of Merger Co. Common Stock (each a "MERGER CO. SHARE") is not subject to change prior to the Effective Time.

          Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

                                    ARTICLE I

                                   THE MERGER

          1.1 The Merger. Subject to the terms and conditions of this Merger Agreement, and in accordance with the Michigan Business Corporation Act (the "MICHIGAN ACT"), at the Effective Time (as defined in Section 1.2), Merger Co. shall merge (the "Merger") with and into PSB and PSB shall survive the Merger and shall continue its corporate existence under the laws of the

State of Michigan. Upon consummation of the Merger, the separate corporate existence of Merger Co. shall terminate and the name of the Surviving Corporation shall be "PSB GROUP, INC."

          1.2 Effective Time. As soon as is reasonably practicable after the date hereof, after approval of this Merger Agreement by the shareholders of the constituent corporations and after the receipt of all required regulatory approvals and the expiration of any statutory waiting periods, a Certificate of Merger meeting the requirements of Section 707 of the Michigan Act shall be filed with the Michigan Department of Labor and Economic Growth. The Merger shall become effective (the "EFFECTIVE TIME") when the Certificate of Merger has been filed with the Michigan Department of Labor and Economic Growth or as otherwise specified in the Certificate of Merger.

          1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the Michigan Act.

          1.4 Treatment of PSB Common Stock; Conversion of Merger Co. Common Stock.

               (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any PSB Share, the following shall occur:

                    (i) Each issued and outstanding PSB Share owned of record by a Qualified Holder (as hereinafter defined) shall remain issued and outstanding as a share of common stock of PSB as the Surviving Corporation.

                    (ii) Each issued and outstanding PSB Share owned of record by a Cashed-Out Holder (as hereinafter defined) shall be converted into the right to receive cash from PSB as the Surviving Corporation in the amount of $21.00 per PSB Share (the "CASH MERGER CONSIDERATION") and thereafter Cashed-Out Holders shall cease to have any rights as shareholders of PSB as the Surviving Corporation except such rights, if any, as they may have pursuant to the Michigan Act, and, except as aforesaid, their sole right shall be the right to receive the Cash Merger Consideration as aforesaid, without interest thereon, upon surrender to PSB as the Surviving Corporation of their certificates which theretofore represented PSB Shares.

               (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Merger Co. Common Stock, each issued and outstanding Merger Co. Share shall be converted into the right to receive cash from PSB as the Surviving Corporation in the amount of $1.00 per share, and the holders of certificates representing such Merger Co. Shares shall cease to have any rights as shareholders of Merger Co., or PSB as the Surviving Corporation, except such rights, if any, as they may have pursuant to the Michigan Act, and, except as aforesaid, their sole right shall be the right to receive cash as aforesaid, without interest, upon surrender to PSB as the Surviving Corporation of their certificates which theretofore represented Merger Co. Shares.

               (c) In no event shall any Holder holding, of record, as of the close of business on the day immediately preceding the Effective Time, One Thousand Three Hundred Eighty (1,380) or more PSB Shares in the aggregate be entitled to receive Cash Merger Consideration with respect to the PSB Shares so held. It shall be a condition precedent to the right of any Holder to receive Cash Merger Consideration, if any, payable with respect to the PSB Shares held by such Holder, that such Holder certify to PSB in the letter of transmittal delivered by PSB that such Holder held of record as of the close of business on the day immediately preceding the Effective Time fewer than One Thousand Three Hundred Eighty (1,380) PSB Shares in the aggregate.

          1.5 Certain Definitions.

               (a) The term "QUALIFIED HOLDER" shall mean a Holder of PSB Shares who holds of record as of the close of business on the day immediately preceding the Effective Time One Thousand Three Hundred Eighty (1,380) or more PSB Shares; provided, however, any person who would not otherwise be a Qualified Holder as aforesaid but who is a Holder of PSB Shares which, as of the close of business on the day immediately preceding the Effective Time, constitute "RESTRICTED STOCK," as that term is defined in the PSB Group, Inc. 2004 Stock Compensation Plan ("RESTRICTED PSB SHARES") shall be deemed to be a Qualified Holder but only as to such Restricted PSB Shares.

               (b) The term "CASHED-OUT HOLDER" shall mean a Holder of PSB Shares who is not a Qualified Holder.

               (c) The term "HOLDER" shall mean any record holder or holders of PSB Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "PERSON" for purposes of determining the number of record shareholders of PSB.

          1.6 Resolution of Issues. PSB (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any PSB shareholder(s) or otherwise, as it may deem appropriate for purposes of this Article I and (ii) resolve and determine in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Article I, including, without limitation, any questions as to the number of PSB Shares held by any Holder immediately prior to the Effective Time. All determinations by PSB under this Article I shall be final and binding on all parties, and no person or entity shall have any recourse against PSB or any other person or entity with respect thereto.

          For purposes of this Article I, PSB may in its sole discretion, but shall not have any obligation to do so, (i) presume that any PSB Shares held in a discrete account are held by a person distinct from any other person, notwithstanding that the registered Holder of a separate discrete account has the same or a similar name as the Holder of a separate discrete account; and
(ii) aggregate the PSB Shares held by any person or persons that PSB determines to constitute a single Holder for purposes of determining the number of PSB Shares held by such Holder.

          1.7 Articles of Incorporation. The Articles of Incorporation of PSB in effect as of the Effective Time shall be the Articles of Incorporation of PSB as the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

          1.8 Bylaws. The Bylaws of PSB in effect as of the Effective Time shall be the Bylaws of PSB as the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

          1.9 Board of Directors of Surviving Corporation. The directors of PSB immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of PSB as the Surviving Corporation until their respective successors shall have been elected or appointed and qualified or until their earlier death, resignation or removal in accordance with PSB's Articles of Incorporation and Bylaws.

          1.10 Officers. The officers of PSB immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of PSB as the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with PSB Articles of Incorporation and Bylaws.

                                   ARTICLE II
                               STOCK CERTIFICATES

          2.1 Certificates Held by Qualified Holders. From and after the Effective Time, certificates representing PSB Shares held by a Qualified Holder shall be deemed to evidence the same number of shares of the common stock of PSB as the Surviving Corporation which they theretofore represented.

          2.2 Certificates Held by Cashed-Out Holders. Until presented to PSB as the Surviving Corporation, certificates which theretofore represented PSB Shares held by a Cashed-Out Holder shall only evidence the right to receive the Cash Merger Consideration as hereinabove provided. Upon presentation to PSB as the Surviving Corporation of certificates which theretofore represented PSB Shares held by a Cashed-Out Holder, Cash Merger Consideration shall be paid in an amount to which a Cashed-Out Holder shall be entitled pursuant to Article I of this Merger Agreement. No interest shall be payable on any Cash Merger Consideration distributable pursuant to this Merger Agreement.

          2.3 Merger Co. Certificates. Until presented to PSB as the Surviving Corporation, certificates which theretofore represented Merger Co. Shares shall evidence only the right to receive the cash as hereinabove provided. Upon presentation to PSB as the Surviving Corporation of certificates which theretofore represented Merger Co. Shares, cash shall be paid in the amount which such holder of Merger Co. Shares shall be entitled pursuant to Article I of this Merger Agreement. No interest shall be payable on any cash distributable pursuant to this Merger Agreement.

                                   ARTICLE III
                               GENERAL PROVISIONS

          3.1 Termination. Notwithstanding anything herein to the contrary, the Board of Directors of Merger Co. or the Board of Directors of PSB at any time prior to the filing of the Certificate of Merger with the Michigan Department of Labor and Economic Growth may terminate this Merger Agreement. This Merger Agreement shall be automatically terminated if (i) the shareholders of PSB fail to approve the Merger and the Merger Agreement at a special meeting of shareholders of PSB to be held on such date as shall be determined by the Board of Directors of PSB (the "SHAREHOLDER MEETING DATE"); or (ii) any regulatory or other agency (if any) which must approve the Merger, has not approved the Merger prior to March 31, 2008. If terminated as provided in this Section 3.1, this Merger Agreement shall forthwith become wholly void and of no further force and effect.

          3.2 Amendment. Subject to compliance with applicable law, this Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Merger Co. or PSB; provided, however, that after any approval of the transactions contemplated by this Merger Agreement by the respective shareholders of Merger Co. or PSB, there may not be, without further approval of such shareholders, any amendment of this Merger Agreement which (i) alters or changes the amount or the form of the consideration to be delivered to the holders of Merger Co. Common Stock or PSB Common Stock hereunder other than as contemplated by this Merger Agreement, (ii) alters or changes any term of the Articles of Incorporation of the Surviving Corporation, or (iii) adversely affects the holder of any class or series of stock of any of the constituent corporations. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          3.3 Counterparts. This Merger Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          3.4 Governing Law. This Merger Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law.

                  [Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, Merger Co. and PSB have caused this Merger Agreement to be executed by their respective duly authorized officers as of the date first above written.

PSB MERGER CO.                          PSB GROUP, INC.


By: /s/Michael J. Tierney               By: /s/Michael J. Tierney
    ---------------------------------       ------------------------------------
    Michael J. Tierney                      Michael J. Tierney
Title: President                        Title: President and CEO

                                   APPENDIX B

                                FAIRNESS OPINION

                                   APPENDIX B

                                FAIRNESS OPINION

                       (DONNELLY PENMAN & PARTNERS LOGO)
                               INVESTMENT BANKING

July 19, 2007

Board of Directors
PSB Group, Inc.
1800 E. 12 Mile
Madison Heights, MI 48071

Members of the Board of Directors:

PSB Group, Inc. ("PSB" or the "Company") has requested that Donnelly Penman & Partners ("Donnelly Penman") render its opinion (the "Opinion") as to whether the cash consideration of $21.00 to be received by certain shareholders in a "going private" transaction (the "Transaction"), is fair, from a financial point of view, to the shareholders of the Company. As a result of the going private transaction, it is anticipated that the number of stockholders of the Company will be reduced to fewer than 300, as required for termination of registration.

Our Opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to the Board of Directors of the Company or the Company's existing holders of common stock.

Donnelly Penman is an investment-banking firm of recognized standing. As part of our investment banking services, we are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for stock plans, corporate and other purposes. We are acting as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter with the Company, dated as of April 19, 2007 (the "Engagement Letter").

In connection with our preparation of our Opinion herein, we have, among other things:

     -    Reviewed the recent history and nature of the Company;

     -    Reviewed current banking industry conditions and trends;

     -    Considered the earnings capacity of the Company;

     -    Considered the dividend-paying capacity of the Company;

              17160 KERCHEVAL AVENUE - GROSSE POINTE, MI 48230-1661
            313-446-9900 - FAX 313-446-9955 - WWW.DONNELLYPENMAN.COM

                                MEMBER NASD/SIPC

The Board of Directors
PSB Group, Inc.
July 19, 2007
Page 2 of 3


     - Reviewed the audited financial statements for the years ended December 31, 2004 through December 31, 2006;

     - Reviewed the Company's Annual Report for the fiscal year ended December 31, 2006 (10-K) and Quarterly Report for the period ended March 31, 2007 (10-Q);

     - Reviewed the Company's internal financial statements for the interim period from January 1, 2007 through June 30, 2007;

     - Conducted discussions with the senior management of the Company concerning the business and future prospects of the Company (including the Company's detailed 2007 financial projections);

     - Conducted discussions with the senior management of the Company concerning the business and future prospects of the Company;

     - Reviewed transactions involving the sale of stock of the Company over the calendar years 2006 and through May 23, 2007 (the day prior to the "going private" announcement), as well as the stock price through June 30, 2007;

     - Compared certain financial characteristics of the Company to certain publicly held companies we deemed relevant;

     - Prepared a discounted cash flow analysis of the Company based on the projections provided by, and discussions with, management of the Company; and

     - Reviewed such other financial and industry data, performed such other analyses and taken into account such other matters as we deemed necessary or appropriate.

In conducting our review and arriving at our opinion, as contemplated under the terms of our engagement by the Company, we, with the consent of the Company, relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company. Additionally, we relied, without independent investigation, upon the accuracy and completeness of all publicly available information. Donnelly Penman did not undertake any responsibility for the accuracy, completeness or reasonableness of, or any obligation independently to verify, such information. Donnelly Penman has further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided by or available to the Company incomplete or misleading in any respect. With respect to the financial forecast information reviewed and discussed with us by the Company, we have assumed that they have been reasonably prepared in good faith and reflect the best currently available estimates and judgments of the senior management of the Company as to the expected future financial performance of the Company.

No limitations were imposed by the Company on Donnelly Penman on the scope of Donnelly Penman's investigation or the procedures to be followed by Donnelly Penman in rendering this opinion.

Donnelly Penman did not make any independent evaluation, valuation or appraisal of the assets or liabilities of the Company. Donnelly Penman has not reviewed any individual credit files of the Company

The Board of Directors
PSB Group, Inc.
July 19, 2007
Page 3 of 3


and has assumed, without independent verification, that the aggregate allowances for credit losses for the Company are adequate to cover such losses. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and have been evaluated by us on the date of our opinion. We do not have any obligation to update our opinion, unless requested by the Company in writing to do so, and we expressly disclaim any responsibility to do so in the absence of any such written request. Our services to the Company in connection with the Transaction have been comprised solely of financial advisory services, as described in the Engagement Letter.

In our analyses, we have made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the Company. Any estimates contained in our analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or to necessarily reflect the prices at which companies or their securities actually may be sold. No comparable company utilized in our analyses was identical to the Company. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, as well as other factors that could affect the public trading markets of the Company or companies to which it is being compared. None of the analyses performed by us was assigned a greater significance than any other.

We hereby consent to the reference to our opinion in proxy materials to be issued pursuant to the Transaction. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Further, we express no view as to the price or trading range for shares of the common stock of the Company following the Transaction.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of July 19, 2007, the cash consideration of $21.00 per share to be received by the Company shareholders is fair, from a financial point of view, to the shareholders of the Company.

Very truly yours,


/s/ Donnell Penman & Partners
---------------------------------------
Donnelly Penman & Partners

                                                              PRELIMINARY COPIES

                                 PSB GROUP, INC.

                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED APPOINTS ________________________ AND ________________________,
JOINTLY AND SEVERALLY, AS PROXIES WITH FULL POWER OF SUBSTITUTION, TO VOTE THEIR SHARES AS DIRECTED BELOW AT THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD AT PSB GROUP, INC.'S MAIN OFFICE AT 1800 EAST 12 MILE ROAD, MADISON HEIGHTS, MICHIGAN AT _____ [A.M./P.M.] ON __________, 2007 AND ANY ADJOURNMENT THEREOF, ON EACH OF THE FOLLOWING MATTERS:

     1. To approve an Agreement and Plan of Merger, dated as of May 23, 2007 (the "merger agreement") by and between Merger Co. and PSB Group, Inc. providing for the merger of Merger Co. with and into PSB Group, Inc. upon the terms and conditions set forth in the merger agreement as described in the proxy statement of PSB Group, Inc. dated ________________, 2007.

                _____ FOR       _____ AGAINST       _____ ABSTAIN

     2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, PROVIDED THAT THOSE MATTERS WERE UNKNOWN TO THE NAMED PROXIES A REASONABLE TIME BEFORE THIS SOLICITATION. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other representative, please give full title as such.


                                                                , 2007
-------------------------------------   ------------------------
Signature                               Date


                                                                , 2007
-------------------------------------   ------------------------
Signature if Held Jointly               Date